NOTICE & PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

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JOHN BEAN TECHNOLOGIES CORPORATION

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 7, 2009

2:15 p.m.

JBT FoodTech Sandusky Facility

1622 First Street

Sandusky, Ohio 44870

March 25, 2009

Dear Stockholder:

It is my pleasure to invite you to attend the 2009 Annual Meeting of Stockholders of John Bean Technologies Corporation, which will be held at the time and place noted above. At the meeting, we will ask our stockholders to:

•	Re-elect two directors, C. Maury Devine and James M. Ringler, each for a term of three years; and

•	Vote on any other business properly brought before the meeting or any postponement or adjournment thereof.

Please refer to the accompanying Proxy Statement for additional information about the matters to be considered at the meeting.

You may vote at the meeting if you were a stockholder of record on March 9, 2009.

MANAGEMENT RECOMMENDS A VOTE FOR THE RE-ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

Your vote is important. To be sure that your vote counts and to assure a quorum, please submit your vote promptly whether or not you plan to attend the meeting. You can revoke a proxy prior to its exercise at the meeting by following the instructions in the accompanying Proxy Statement.

Our stockholders have a choice of voting on the Internet, by telephone or by mailing a proxy card. If you are a stockholder of record and you plan to attend the meeting, please mark the appropriate box on your proxy card or use the alternative Internet or telephone voting options in accordance with the voting instructions you have received. If you vote by telephone or on the Internet, you do not need to return your proxy card. If your shares are held by a bank, broker or other intermediary and you plan to attend the Annual Meeting of Stockholders, please send written notification to our Investor Relations Department, 200 East Randolph Drive, Suite 6600, Chicago, Illinois 60601, and enclose evidence of your ownership (such as a letter from the bank, broker or intermediary confirming your ownership or a bank or brokerage firm account statement). The names of all those indicating they plan to attend the Annual Meeting of Stockholders will be placed on an admission list held at the registration desk at the entrance to the meeting.

Stockholders may help us reduce printing and mailing costs by opting to receive future proxy materials by e-mail. Information about how to do this is included in the accompanying Proxy Statement.

By order of the Board of Directors,

Deputy General Counsel and Secretary

I.  Information About Voting

Who is soliciting my vote?

The Board of Directors (the “Board”) of John Bean Technologies Corporation (“JBT Corporation” or the “Company,” “we,” “us” or “our”) is soliciting proxies for use at our 2009 Annual Meeting of Stockholders (the “Annual Meeting”) and any adjournments of that meeting. On March 27, 2009, we began to mail to our stockholders of record as of the close of business on March 9, 2009, either a notice containing instructions on how to access this Proxy Statement and our Annual Report through the Internet or a printed copy of these proxy materials. As permitted by Securities and Exchange Commission rules, we are making this Proxy Statement and our Annual Report available to our stockholders electronically via the Internet. The notice of electronic availability contains instructions on how to access this Proxy Statement and our Annual Report and vote online. If you received a notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the notice instructs you on how to access and review all of the important information contained in this Proxy Statement and Annual Report through the Internet. The notice also instructs you on how you may submit your proxy over the Internet or by telephone. If you received a notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the notice.

What am I voting on?

The agenda for the Annual Meeting is to:

1.  Re-elect two directors: C. Maury Devine and James M. Ringler; and

2.  Conduct any other business properly brought before the meeting and any adjournment or postponement thereof.

How does the Board recommend that I vote my shares?

The Board recommends that you vote FOR the Board’s proposal to elect the two nominated directors. Unless you give other valid instructions, the persons named as proxy holders on the proxy card or voting instruction card (or if voting by telephone or over the Internet, the persons appointed by us to vote on your behalf) will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendation can be found with the description of each item in this Proxy Statement.

Who can vote?

You can vote at the Annual Meeting if you were a holder of John Bean Technologies Corporation common stock (“Common Stock”) as of the close of business on March 9, 2009. Each share of Common Stock is entitled to one vote. As of March 9, 2009, we had 27,542,522 shares of Common Stock outstanding and entitled to vote. The shares you may vote include those held directly in your name as a stockholder of record, shares you hold through our benefit plans and shares held for you as a beneficial owner through a broker, bank or other nominee.

Many of our stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their name. If your shares are registered directly in your name with our transfer agent, National City Bank, you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to grant your voting proxy to the persons appointed by us or to vote in person at the Annual Meeting. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee on how to vote your shares, and you are also invited to attend the Annual Meeting. However, if you are not a stockholder of record, you may not vote these shares in person at the Annual Meeting unless you bring with you a proxy, executed in your favor, from the stockholder of record. Your broker or nominee is obligated to provide you with a voting instruction card for you to use.

How do I vote?

If you received a notice of electronic availability, you cannot vote your shares by filling out and returning the notice. The notice, however, provides instructions on how to vote by Internet, by telephone or by requesting and returning a paper proxy card or voting instruction card. Whether you hold shares directly as a registered stockholder of record or beneficially in street name, you may vote without attending the meeting. You may vote by granting a proxy or, for shares held beneficially in street name, by submitting voting instructions to your broker, nominee or trustee. You may vote your shares in one of the following ways:

•	You can attend the Annual Meeting and cast your vote there if you are a stockholder of record on the record date or you have a proxy from the record holder designating you as the proxy.

•

If you received printed proxy materials, you may submit your proxy by mail by signing, dating and returning your proxy card to us prior to the Annual Meeting. If you do, the individuals named on the card will vote your shares in the way you indicate.

•

You can vote by telephone or through the Internet in accordance with the instructions provided in the notice of electronic availability, or if you received a printed version of the proxy materials by mail, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card.

•

You can provide voting instructions to the bank, broker or other nominee that is the holder of record of shares of Common Stock that you beneficially own, if you hold your shares in street name (such as through a bank or broker), by the method communicated to you by such bank, broker or other nominee.

Telephone and Internet voting for stockholders of record will be available 24 hours a day, seven days a week, and will close at 11:59 p.m. Eastern Daylight Time on May 6, 2009. If you vote by telephone or through the Internet, you do not have to return a proxy card.

Who counts the votes?

Our Board of Directors will designate individuals to serve as inspectors of election for the Annual Meeting. The inspectors will determine the number of shares outstanding and the number of shares represented at the Annual Meeting. They will also determine the validity of proxies and ballots, count all of the votes and determine the results of the actions taken at the Annual Meeting.

How many votes must be present to hold the meeting?

Your shares are counted as present at the Annual Meeting if you attend the meeting and vote in person or if you properly return a proxy by Internet, telephone or mail. In order for us to hold our meeting, holders of a majority of our outstanding shares of Common Stock as of March 9, 2009, must be present in person or by proxy at the meeting. This is referred to as a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.

What is a broker non-vote?

If a broker does not have discretion to vote shares held in street name on a particular proposal and does not receive instructions from the beneficial owner on how to vote the shares, the broker may return a proxy card without voting on that proposal. This is known as a broker non-vote. Broker non-votes will have no effect on the vote for any matter properly introduced at the meeting, but will be counted for purposes of establishing a quorum at the meeting.

If you are a beneficial owner, your bank, broker or other holder of record is permitted to vote your shares on the election of directors even if the broker does not receive voting instructions from you.

How many votes are needed to approve the proposal?

A plurality of the votes cast is required for the election of directors. This means that the two director nominees with the most votes will be elected to the Board of Directors. Only votes “FOR” or “WITHHELD” affect the outcome. Abstentions and broker non-votes are not counted for purposes of the election of directors.

Could other matters be decided at the Annual Meeting?

At the date this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement.

If other matters are properly presented at the Annual Meeting for consideration, the proxy holders designated on proxy cards or designated in the other voting instructions you have submitted will have the discretion to vote on those matters for you.

Can I access the notice of Annual Meeting, Proxy Statement and 2008 Annual Report on the Internet?

The Notice of Annual Meeting, Proxy Statement and 2008 Annual Report may be viewed and downloaded from our website at http://annualmeeting.jbtcorporation.com.

Can I revoke a proxy after I submit it?

You may revoke your proxy at any time before it is exercised. You can revoke a proxy by:

•	Sending a written notice revoking your proxy to our Secretary at our principal executive offices at 200 East Randolph Drive, Suite 6600, Chicago, Illinois 60601 prior to the cut-off for voting;

•	Delivering a properly executed, later-dated proxy prior to the cut-off for voting;

•	Voting again by telephone or through the Internet in accordance with the instructions provided to you for voting your shares; or

•	Attending the Annual Meeting and voting in person.

Who can attend the meeting?

The Annual Meeting is open to all holders of JBT Corporation Common Stock. Each holder is permitted to bring one guest. Security measures will be in effect in order to ensure the safety of attendees.

Do I need a ticket to attend the Annual Meeting?

Yes, you will need an admission ticket or proof of ownership of JBT Corporation Common Stock to enter the meeting. If your shares are registered in your name and you received the proxy materials by mail, you will find an admission ticket attached to the proxy card sent to you. If your shares are in the name of your broker or bank or you received your materials electronically, you will need to bring evidence of your stock ownership, such as your most recent brokerage statement. All stockholders will be required to present valid picture identification. IF YOU DO NOT HAVE VALID PICTURE IDENTIFICATION AND EITHER AN ADMISSION TICKET OR PROOF THAT YOU OWN JBT CORPORATION COMMON STOCK, YOU MAY NOT BE ADMITTED INTO THE MEETING.

II.  Proposal 1—Election of Directors

(a)	Election of Directors

We have three classes of directors, each class being of as nearly equal size as possible. The term for each class is three years. Class terms expire on a rolling basis, so that one class of directors is elected each year. The term for the nominees for director at the 2009 Annual Meeting will expire at the 2012 Annual Meeting.

(b)	Nominees for Director

The nominees for director this year are C. Maury Devine and James M. Ringler. Information about the nominees, the continuing directors and the Board of Directors as a whole is contained in the section of this Proxy Statement entitled “Board of Directors.”

The Board of Directors expects that all of the nominees will be able and willing to serve as directors. If any nominee is not available:

•	the proxies may be voted for another person nominated by the current Board of Directors to fill the vacancy;

•	the Board of Directors may decide to leave the vacancy temporarily unfilled; or

•	the size of the Board of Directors may be reduced.

The Board of Directors recommends a vote FOR the re-election of C. Maury Devine and James M. Ringler.

III.  Board of Directors

(a)	Nominees for Director

(i)	Class I—Term Expiring in 2009

C. Maury Devine Principal Occupation: Retired President and Managing Director, Exxon Mobil Norway, an oil and gas exploration company Age: 58 Director Since: 2008

Ms. Devine served as President and Managing Director of Exxon Mobil Corporation’s Norwegian affiliate, Exxon Mobil Norway, from 1996 to 2000. Prior to the merger of ExxonMobil, she served as Secretary of Mobil Corporation from 1994 to 1996. From 1990 to 1994, Ms. Devine managed Mobil’s international government relations. From 2000 until her retirement in 2003, Ms. Devine was a Fellow at Harvard University’s Belfer Center for Science and International Affairs. Prior to joining Mobil, Ms. Devine served 15 years in the United States government in positions at the White House, the American Embassy in Paris, France, and the U.S. Department of Justice. Ms. Devine serves on the Board of Directors of Det Norske Veritas (DNV), the Woodstock Center at Georgetown University and FMC Technologies, Inc. She is also a member of the Council on Foreign Relations.

James M. Ringler

Principal Occupation: Retired Vice Chairman of Illinois Tool Works Inc., an international manufacturer of highly engineered components and industrial systems

Age: 62

Director Since: 2008

Mr. Ringler currently serves as Chairman of the Board of Teradata Corporation. Mr. Ringler served as Vice Chairman of Illinois Tool Works Inc. until his retirement in 2004. Prior to joining Illinois Tool Works, he was Chairman, President and Chief Executive Officer of Premark International, Inc., which merged with Illinois Tool Works in November 1999. Mr. Ringler joined Premark in 1990 and served as Executive Vice President and Chief Operating Officer until 1996. From 1986 to 1990, he was President of White Consolidated Industries’ Major Appliance Group, and from 1982 to 1986, he was President and Chief Operating Officer of The Tappan Company. Prior to joining The Tappan Company in 1976, Mr. Ringler was a consulting manager with Arthur Andersen & Co. Mr. Ringler serves as Chairman of the Board of Teradata Corporation and he is a member of the Boards of Directors of The Dow Chemical Company, Corn Products International, Inc., Autoliv, Inc. and FMC Technologies, Inc.

(b)	Directors Continuing in Office

(ii)	Class II—Term Expiring in 2010

Alan D. Feldman Principal Occupation: Chairman of the Board, President and Chief Executive Officer of Midas, Inc., an international automotive services company Age: 56 Director Since: 2008

Mr. Feldman currently serves as Chairman of the Board, President and Chief Executive Officer of Midas, Inc. Mr. Feldman has served as President and Chief Executive Officer of Midas, Inc. since January 2003 and has been its Chairman since May 2006. Prior to joining Midas in January 2003, Mr. Feldman held several senior management posts with McDonald’s Corporation, becoming President of McDonald’s USA in 1998 and Chief Operating Officer and President of McDonald’s Americas in 2001. From 1983 through 1994, Mr. Feldman was with PepsiCo, where he served in financial and operations posts at Frito-Lay and Pizza Hut. At Pizza Hut, Mr. Feldman was named Senior Vice President of Operations in 1990 and Senior Vice President, Business Strategy and Chief Financial Officer, in 1993. Mr. Feldman also serves on the Board of Directors of Footlocker, Inc.

James E. Goodwin

Principal Occupation: Retired Chairman of the Board and Chief Executive Officer of UAL Corporation, parent corporation of United Airlines, an international air transportation company

Age: 63

Director Since: 2008

Mr. Goodwin served as Chairman and Chief Executive Officer of UAL Corporation and United Airlines from March 1999 until his retirement on October 31, 2001. Mr. Goodwin served as President and Chief Operating Officer of UAL Corporation and United Airlines from 1998 to 1999. During his career with UAL Corporation and United Airlines, Mr. Goodwin became Senior Vice President-Marketing in 1985, Senior Vice President-Services in 1988, Senior Vice President-Maintenance Operations in 1991, Senior Vice President-International in 1992 and Senior Vice President-North America in 1995. Mr. Goodwin serves on the Boards of Directors of AAR Corp., Federal Signal Corporation and First Chicago Bank & Trust, as well as the Advisory Board of Hu-Friedy and the Board of Trustees of Lewis University and is a member of The Council of Retired Chief Executives.

(iii)	Class III—Term Expiring in 2011

Charles H. Cannon, Jr. Principal Occupation: Chairman, Chief Executive Officer and President of JBT Corporation Age: 56 Director Since: 2008

Mr. Cannon has served as Chairman of the Board of Directors, Chief Executive Officer and President of JBT Corporation since April 25, 2008. Mr. Cannon served as Senior Vice President of FMC Technologies, Inc. from March 2004 until July 2008, when FMC Technologies, Inc. distributed all of the stock of its wholly-owned subsidiary, JBT Corporation, to its shareholders in a spin-off effective July 31, 2008. Mr. Cannon served as a Vice President of FMC Technologies, Inc. since February 2001. Since 1998, Mr. Cannon served as Vice President and General Manager-FMC FoodTech and Transportation Systems Group. Mr. Cannon joined FMC Corporation in 1982 as a Senior Business Planner in the Corporate Development Department. He became Division Manager of FMC Corporation’s Citrus Machinery Division in 1989, Division Manager of its Food Processing Systems Division in 1992 and Vice President and General Manager of FMC FoodTech in 1994. Mr. Cannon serves on the Board of Directors of Standex International Corporation.

Polly B. Kawalek Principal Occupation: Retired President of PepsiCo’s Quaker Foods Division, an international manufacturer of oats-based branded products Age: 53 Director Since: 2008

Ms. Kawalek retired in 2004 after serving for 25 years in various capacities with Quaker Oats, Inc., which in 2001 became a business unit of PepsiCo. She served as President of PepsiCo’s Quaker Foods Division from 2002 until her retirement. In 2001, Ms. Kawalek served as President of Quaker Oats’ U.S. Foods Division and from 1997 through 2000 she served as President of its Hot Breakfast Division. Ms. Kawalek serves on the Board of Directors of Martek Biosciences Corp. and Elkay Manufacturing, Inc.

James R. Thompson Principal Occupation: Senior Chairman and Partner of Winston & Strawn LLP, a law firm Age: 72 Director Since: 2008

Governor Thompson has served as the Senior Chairman of the Chicago law firm of Winston & Strawn LLP since September 2006, and as the firm’s Chairman from January 1993 to September 2006. He joined the firm in January 1991 as Chairman of its Executive Committee, after serving four terms as Governor of the State of Illinois from 1977 until January 14, 1991. Prior to his terms as Governor, he served as U.S. Attorney for the Northern District of Illinois from 1971 to 1975. Governor Thompson served as the Chief of the Department of Law Enforcement and Public Protection in the Office of the Attorney General of Illinois, as an Associate Professor at Northwestern University School of Law and as an Assistant State’s Attorney of Cook County. Governor Thompson was a member of the National Commission on Terrorist Attacks Upon the United States (also known as the 9/11 Commission). He is a former Chairman of the President’s Intelligence Oversight Board. He serves on the Boards of Directors of Navigant Consulting Group, Inc., Maximus, Inc. and FMC Technologies, Inc. and he is the Chairman of the United HEREIU Public Review Board.

IV.  Information About the Board of Directors

(a)	Corporate Governance

Our Board of Directors believes that the purpose of corporate governance is to ensure that we maximize stockholder value in a manner that is consistent with both the legal requirements applicable to us and a business model that requires our employees to conduct business with the highest standards of integrity. The Board has adopted and adheres to corporate governance principles which the Board and senior management believe promote this purpose, are sound and represent best practices. The Board reviews these governance practices, the corporate laws of the State of Delaware under which we were incorporated, the rules and listing standards of the New York Stock Exchange and the regulations of the Securities and Exchange Commission, as well as best practices recognized by governance authorities to benchmark the standards under which it operates. The corporate governance principles adopted by the Board of Directors may be viewed on the Investor Relations section of our website under Corporate Governance at www.jbtcorporation.com, and are also available in print to any stockholder upon request. A request should be directed to our principal executive offices at 200 East Randolph Drive, Suite 6600, Chicago, Illinois 60601, Attention: Deputy General Counsel and Secretary.

(b)	Meetings

Since its spin-off as an independent, publicly-traded corporation in July 2008, JBT Corporation held two regular meetings and one special meeting of its Board of Directors during 2008. All incumbent directors attended 100% of the meetings of the Board and all meetings of Board committees on which they served. The Board of Directors has scheduled a board meeting on the day of the 2009 Annual Meeting of Stockholders, and the Company encourages Board members to attend the Annual Meeting of Stockholders. This will be JBT Corporation’s first Annual Meeting of Stockholders.

(c)	Committees of the Board of Directors

Since the Board’s formation in July 2008, the Board of Directors had three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee.

Each of these committees operates pursuant to a written charter setting out the functions and responsibilities of the committee, each of which may be reviewed on the Investor Relations section of our website under Corporate Governance at www.jbtcorporation.com, and is also available in print to stockholders upon request submitted to our principal executive offices at 200 East Randolph Drive, Suite 6600, Chicago, Illinois 60601, Attention: Deputy General Counsel and Secretary.

The table below provides 2008 meeting and membership information for each of the committees of the Board of Directors:

	Audit		Compensation		Nominating and Governance
2008 Meetings	2		2		2

Charles H. Cannon, Jr.
C. Maury Devine	X				X	(1)
Alan D. Feldman	X				X
James E. Goodwin	X	[1]			X
Polly B. Kawalek			X	(1)	X
James M. Ringler			X		X
James R. Thompson			X		X

(1)	Indicates committee chair.

(d)	Audit Committee

The Audit Committee charter gives the Audit Committee the authority and responsibility for the engagement, compensation and oversight of our independent public accountants and the review and approval in advance of the scope of audit and non-audit assignments and the related fees of the independent public accountants. The Audit Committee charter also gives this committee authority to fulfill its obligations under Securities and Exchange Commission and New York Stock Exchange requirements, which include:

•	responsibilities associated with our external and internal audit staffing and planning;

•	oversight over accounting and financial reporting processes associated with the preparation of our financial statements and filings with the Securities and Exchange Commission;

•	financial and accounting organization and internal controls;

•	auditor independence and approval of non-audit services; and

•	“whistle-blower” procedures for reporting questionable accounting and audit practices.

Audit Committee members meet privately in separate sessions with representatives of our senior management, our independent public accountants and our Director of Internal Audit after each Audit Committee meeting (two such sessions were held in 2008).

The Board of Directors has determined that all of the members of the Audit Committee (James E. Goodwin, C. Maury Devine and Alan D. Feldman) meet the New York Stock Exchange standard of having accounting or related financial management expertise and meet the Securities and Exchange Commission criteria for an “audit committee financial expert.”

(e)	Compensation Committee

The principal duties of the Compensation Committee under its charter are:

•	ensuring that a succession plan for the Chief Executive Officer and other primary executive officers are in place;

•	reviewing our overall compensation philosophies;

•	approving the corporate goals and objectives relevant to the compensation of our Chief Executive Office and evaluating his performance against those objectives;

•

reviewing and approving compensation policies and practices for other executive officers including their annual salaries, target incentive compensation percentages, incentive compensation payments and long term equity incentive grants;

•	reviewing and approving major changes in employee and retiree benefit plans;

•	reviewing short and long-term incentive plans and equity grants;

•	reviewing management recommendations for executive officers and approving executive contracts, supplemental retirement plans and executive perquisites;

•	recommending to the full Board changes to compensation for independent directors; and

•

reviewing the Compensation Discussion and Analysis to be included in our annual report or proxy statement and, if appropriate, issuing its report recommending to the Board of Directors its inclusion in our annual report or proxy statement.

The Compensation Committee annually reviews executive pay, peer group practices and performance to help ensure that our total compensation program is consistent with our compensation philosophies. In determining compensation levels for executive officers, the Compensation Committee reviews compensation survey data supplied by Hewitt Associates, an independent, nationally recognized executive compensation consulting firm retained by the Compensation Committee. A group of peer companies is selected by our management and approved by the Compensation Committee. The list is reviewed on an annual basis by the Compensation Committee to ensure continuing relevancy. In approving the companies to be included in the peer group, the Compensation Committee reviews the size and financial performance of the proposed companies to determine whether the group is appropriate. Hewitt Associates collects, analyzes and reports back to the Compensation Committee on the amounts and components of compensation paid by the peer group. Since the companies surveyed by Hewitt Associates are of varying revenue size and market capitalization, its survey utilizes regression analysis to develop size-adjusted values to provide relevant comparisons for each component of compensation. For 2008, the Compensation Committee’s engagement agreement with Hewitt Associates provides for a scope of work that includes ensuring that the Compensation Committee’s compensation recommendations are consistent with our business strategy, pay philosophy, prevailing market practices and relevant regulatory mandates and assisting the Committee’s efforts to make compensation decisions that are representative of the interests of our stockholders.

Based on the survey market data provided by Hewitt Associates, the Compensation Committee reviews the appropriateness of management’s recommendations for each executive’s base pay, annual non-equity incentive bonus, and annual equity award. The Committee allocates total annual compensation to our executive officers among the various elements of short-term cash (base pay and non-equity incentive bonus) and long-term (equity awards) compensation to approximate the market allocation identified in Hewitt’s Associates’s survey results.

The Compensation Committee also annually reviews director compensation to ensure that the amount of compensation provided to directors is within appropriate parameters. The Compensation Committee reviews director compensation survey data supplied by Hewitt Associates. The companies included within the survey are selected by our management and approved by the Compensation Committee for peer group comparison.

The scope of authority delegated to the Compensation Committee by the Board of Directors is to decide whether or not to accept, reject or modify our management’s proposals for annual compensation awards to our executive officers. The Compensation Committee also has the authority to recommend the amount of compensation to be paid to our non-management directors. Charles H. Cannon, Jr., our Chairman, President and Chief Executive Officer since April 2008, participated this year in the compensation decisions for the other executive officers whose compensation is disclosed in the Summary Compensation Table in this Proxy Statement (such executive officers, along with Mr. Cannon, are hereinafter collectively referred to as the “named executive officers”). Mr. Cannon did not have a role in setting his own base pay, annual non-equity incentive compensation amount or the size of his annual equity compensation award. Mark K. Montague, our Vice President Human Resources, working with Hewitt Associates, provided recommendations for each executive’s base pay, annual non-equity incentive bonus and annual equity award for the Compensation Committee’s review. Ronald D. Mambu and our Director of Investor Relations also provided the Compensation Committee with information related to our financial performance against our objectives. This information was then used by the Compensation Committee as factors in setting annual targets and ratings associated with incentive compensation awards and selecting appropriate structures for performance-based restricted stock.

(f)	Nominating and Governance Committee

The principal duties of the Nominating and Governance Committee under its charter are:

•	identifying and recommending to the Board of Directors qualified candidates for vacancies on the Board in accordance with criteria established by the Board;

•	approving the nominees to be submitted for election at the Annual Meeting;

•	making recommendations to the Board of Directors concerning the membership of other Board committees;

•

developing and recommending to the Board of Directors a set of Corporate Governance Guidelines, reviewing them annually, and making recommendations to the Board from time to time regarding matters of corporate governance;

•	reviewing our ethics policy annually and recommending changes to the Board of Directors;

•	monitoring orientation and training needs of the directors and making recommendations regarding director training programs, and

•	reporting annually to the Board of Directors the Committee’s assessment of the performance of the Board and its committees.

Stockholders may submit recommendations for future candidates for election to the Board of Directors for consideration by the Nominating and Governance Committee by writing to: Deputy General Counsel and Secretary, 200 East Randolph Drive, Suite 6600, Chicago, Illinois 60601. A letter making a director candidate recommendation must include the candidate’s name, biographical information and a summary of the candidate’s qualifications. In addition, the letter should be accompanied by a signed statement from the nominee indicating that the nominee is willing to serve as a member of the Board. To make a recommendation for the 2010 Annual Meeting, please refer to the timing requirements specified in the section of this Proxy Statement entitled “Proposals for the 2010 Annual Meeting of Stockholders.” All submissions from stockholders meeting these requirements will be reviewed by the Nominating and Governance Committee.

In connection with its role in recommending candidates for the Board, the Nominating and Governance Committee advises the Board with respect to the combination of skills, experience, perspective and background that its members believe are required for the effective functioning of the Board considering our current business strategies and regulatory, geographic and market environment. The Committee has not established specific, minimum qualifications for director nominees. Our corporate governance principles provide that directors should be selected based on integrity, successful business experience, stature in their own fields of endeavor and the diversity of perspectives they bring to the Board. Our corporate governance principles also require that a majority of our non-management directors should be active or retired senior executives, preferably Chief Executive or Chief Operating Officers of publicly-held companies. In addition, the corporate governance principles provide that our non-management directors should also be chosen based on recognized experience in our lines of business and leadership in areas of government service, academia, finance and international trade. To recruit the initial members of the Board, the Chairman sought individuals who had demonstrated airline or air freight industry knowledge, food industry knowledge, industrial manufacturing background, international business experience, financial expertise, diversity, CEO/Senior P&L management skills and public company board experience. Nominees to be evaluated by the Nominating and Governance Committee for future vacancies on the Board will be selected by the Committee from candidates recommended by multiple sources, including business and personal contacts of the members of the Nominating and Governance Committee, recommendations by our senior management and candidates identified by independent search firms, stockholders and other sources, all of whom will be evaluated based on the same criteria. All of the current nominees for the Board are standing members of the Board that are proposed by the entire Board for re-election. Prior to our spin-off from FMC Technologies, Inc. in July 2008, we utilized the services of an executive search consultant to help us identify qualified candidate to complete our Board, although the fees for such services were paid by FMC Technologies.

(g)	Director Independence

The Nominating and Governance Committee conducted a review of the independence of the members of the Board of Directors and its committees and reported its findings to the full Board at its February 24, 2009 meeting. Six of our seven directors (including both of the nominees presently standing for re-election) are non-management directors. The Nominating and Governance Committee reviewed all of the commercial transactions, relationships and arrangements between us and our subsidiaries, affiliates and executive officers with companies with whom the six non-management directors serving in 2008 are affiliated or employed. The only transaction, relationship and arrangement of this nature that exists and was reviewed by the Committee was the continuing service by Ms. Devine, Mr. Ringler and Mr. Thompson as members of the Board of Directors of FMC Technologies, Inc., the company from which JBT Corporation separated in a spin-off transaction in July 2008. FMC Technologies and JBT Corporation are parties to certain agreements that pertain to the separation of the operations of the two companies and which address, among other things, continuing indemnification obligations between the two companies, obligations to take further actions associated with the separation following the closing of the transaction, transition services to facilitate the ability of the companies to develop independent operations, intellectual property licensing arrangements, sale distributor agreements and assignments and subleasing of leasehold interests associated with office space.

Although the Board has not adopted categorical standards of materiality, this relationship was not deemed to be material or as impacting the independence of our non-management directors. Each of our directors completes an annual questionnaire requiring disclosure of any relationships (including industrial, banking, consulting, legal, accounting, charitable or familial relationships) which could impair the independence of such director.

Based on the report and recommendation of the Nominating and Governance Committee, the Board has determined that each of its non-management members serving in 2008, C. Maury Devine, Alan D. Feldman, James E. Goodwin, Polly B. Kawalek, James M. Ringler and James R. Thompson, satisfies the independence criteria set forth in the corporate governance listing standards of the New York Stock Exchange. In addition, all of the members of the Audit Committee satisfy the enhanced independence criteria required for members of audit committees under regulations adopted by the Securities and Exchange Commission and the New York Stock Exchange corporate governance listing standards.

(h)	Executive Sessions of Independent Directors

The Board of Directors holds executive sessions of only its independent directors after regularly scheduled Board of Directors meetings. James M. Ringler was selected by the Board of Directors to serve as the presiding chairperson, or presiding independent director, for these executive sessions during 2008.

(i)	Stockholder Communications to the Board

Stockholders and other interested parties may communicate directly with the Board of Directors, with the presiding independent director for an upcoming meeting or the independent directors as a group by submitting written correspondence c/o Presiding Independent Director, John Bean Technologies Corporation, 200 East Randolph Drive, Suite 6600, Chicago, Illinois 60601. The presiding independent director will review any such communication at the next regularly scheduled Board meeting unless, in his or her judgment, earlier communication to the full Board is warranted.

(j)	Director Compensation

Our compensation plan for non-management members of our Board of Directors is included in the John Bean Technologies Corporation Incentive Compensation and Stock Plan (the “Incentive Compensation Plan”). The Incentive Compensation Plan grants the Board of Directors the authority to modify the terms of the Board of Directors’ compensation plan pursuant to a resolution of the Board of Directors.

For 2008, each non-management director received an annual retainer of $50,000. Each director received at least $25,000 of this annual retainer in the form of restricted stock units and was able to elect to receive the remainder in cash, payable in quarterly installments. Each director also had the option of deferring the cash portion of the annual retainer and receiving it in the form of restricted stock units. These restricted stock units had a fair market value equal to the deferred amount of the annual retainer on the date of the grant and vest on the date of the 2009 Annual Meeting. The restricted stock units are payable in Common Stock upon cessation of service on the Board of Directors. The amount of this annual retainer is allocated among fees earned or paid in cash (column (b)) and stock awards (column (c)) in the Director Compensation Table below based upon the election made by each director.

We also make an annual non-retainer equity grant to our non-management directors of restricted stock or restricted stock units of equivalent value. Upon joining the Board in 2008, we awarded each of our non-management directors restricted stock units with a value of $60,000, which is included in the amount contained in column (c) of the Director Compensation Table below. These awards will also not vest until May 7, 2009, the date of the 2009 Annual Meeting. We will award annual non-retainer equity grants to our non-management directors in subsequent years on the date of our Annual Meeting.

In February 2009, the Compensation Committee of the Board of Directors decided to leave unchanged the compensation plan for our non-management directors for 2009.

We have ownership requirements for our non-management directors that are based on a multiple of five times the amount of each director’s annual retainer. Our non-management directors are also required to hold the restricted stock units they elect to receive from the annual retainer and the annual non-retainer equity grants they are awarded until after they complete their service on our Board. Restricted stock units granted to a director are settled in Common Stock upon completion of the director’s service on our Board. These restricted stock units are also forfeited if a director ceases service on the Board of Directors prior to the vesting date of the restricted stock units, except in the event of death or disability. Unvested restricted stock units will be settled and are payable in Common Stock upon the death or disability of a director or in the event of a “change in control” of JBT Corporation, as such term is defined in the Incentive Compensation Plan.

Our non-management directors will not receive additional cash remuneration for Board of Directors meetings or committee meetings attended. The chairs of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee receive an additional annual fee of $10,000, and a pro-rated portion of that fee is included as fees earned or paid (column (b)) in the Director Compensation Table below for each chair. Each non-employee director will also receive reimbursement for reasonable incidental expenses incurred in connection with the attendance of meetings of the Board and Board committees.

The following table shows all compensation awarded, paid to or earned by the non-management members of our Board of Directors from all sources for services rendered in all of their capacities to us during 2008. Mr. Cannon, our employee who served on the Board of Directors during 2008, did not receive additional compensation for his service as a director, and is accordingly omitted from the table.

Director Compensation Table

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)(5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

C. Maury Devine	16,667	42,496	0	0	0	454	59,617
Alan D. Feldman	0	55,000	0	0	0	588	55,588
James E. Goodwin	16,667	42,496	0	0	0	454	59,617
Polly B. Kawalek	4,166	55,000	0	0	0	588	59,754
James M. Ringler	0	55,000	0	0	0	588	55,588
James R. Thompson	12,500	42,496	0	0	0	454	55,450

(1)	Charles H. Cannon, Jr., our Chairman, President and Chief Executive Officer during 2008, is not included in the table as he was an employee of the Company during 2008 and did not receive compensation for his services as a director. The compensation paid to Mr. Cannon is shown in the Summary Compensation Table.

(2)	Includes the amount of any cash portion of the director’s annual retainer each director elected to receive and additional fees paid to the chairman of each board committee for serving that function.

(3)	Restricted stock unit grants were made on September 2, 2008, valued at $13.10 per share, the closing price of our Common Stock on September 2, 2008, reflecting an aggregate grant date fair value for all of our non-management directors of $584,981. The amount reflected in the stock awards column above represents the expense portion of the grant date value of the restricted stock unit grants made to the directors for 2008, as calculated in accordance with SFAS 123R. Assumptions used in the calculation of these amounts are included in Note (10) to our audited consolidated and combined financial statements for the fiscal year ended December 31, 2008 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 11, 2009. The aggregate number of outstanding restricted stock units held by each of our non-management directors on December 31, 2008 was: Ms. Devine, 6,488; Mr. Feldman, 8,397; Mr. Goodwin, 6,488; Ms. Kawalek, 8,397; Mr. Ringler, 8,397; and Governor Thompson, 6,488.

(4)	We did not grant options to any director in 2008.

(5)	Represents accrued dividend equivalent rights on outstanding restricted stock units.

Directors who are not our employees do not participate in our employee benefit plans other than our matching program for charitable contributions.

(k)	Compensation Committee Interlocks and Insider Participation in Compensation Decisions

In 2008, the members of the Compensation Committee of the Board were Polly B. Kawalek, James M. Ringler and James R. Thompson, none of whom has ever been an officer or employee of our company. None of our executive officers has ever served on the board of directors or on the compensation committee of any other entity that has had any executive officer serving as a member of our Board of Directors.

V.  Transactions with Related Persons

During 2008, we were not a participant in any transaction or series of related transactions in which any “related person” had or will have a material interest and in which the amount involved exceeded $120,000. A “related person” is any person who was in any of the following categories during 2008:

(A)	any director or executive officer of JBT Corporation;

(B)	any nominee for director;

(C)	any immediate family member of a director or executive officer of JBT Corporation or any nominee for director, with immediate family member including any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law and any person (other than a tenant or an employee) sharing the household of a director or executive officer or a nominee for director;

(D)	a security holder listed in the “Other Security Ownership” table below; or

(E)	any immediate family member of such a security holder.

Our Code of Business Conduct and Ethics provides that each of our employees and directors is expected to avoid engaging in activities that conflict with, or have the appearance of conflicting with, the best interests of us and our stockholders. These requirements also extend to immediate family members of employees and directors, any trust in which any employee or a director has a beneficial interest and over which such employee or director can exercise or influence decision making, and any person with whom one of our employees or directors has a substantial business relationship.

Under the Code of Business Conduct and Ethics, any personal activities or interests of one of our employees or directors, or of any immediate family member, trust or other person with which such person may have a substantial business relationship (each, an “interested person”), that could negatively influence, or which could have the appearance of negatively influencing, the judgment of such employee or director, or the decisions or action of such employee or director, must be disclosed to an employee’s manager, supervisor, local human resources director, the lawyer responsible for their business unit, the General Counsel, a member of the Board of Directors or reported to our ethics hotline. Reports made to an ethics reporting resource other than a member of the Board of Directors will be reported to the Board of Directors, or a Committee of the Board of Directors, which will have the responsibility for determining if there is a conflict of interest and, if so, how to resolve it without compromising the best interests of us and our stockholders.

In certain limited cases, activities giving rise to a potential conflict of interest may be permitted if the Board of Directors or a Committee of the Board determines, in its reasonable judgment, that such potential conflict of interest is not likely to be harmful to the best interests of us and our stockholders. No such activities were approved by the Board of Directors or a Committee of the Board during 2008.

Our Code of Business Conduct and Ethics also prohibits any employee or director from taking for themselves personally (including for the benefit of family members or friends) business opportunities that are discovered through the use of our property, information or position without the consent of the Board of Directors or a Committee of the Board. No employee or director may use corporate property, information or position for improper personal gain, or may compete with us, directly or indirectly. If such an opportunity is offered to the Board of Directors, and the Board rejects the opportunity, then the employee or director is no longer prohibited by us from taking advantage of the opportunity.

Our Code of Business Conduct and Ethics may be reviewed on the Investor Relations section of our website under Corporate Governance at www.jbtcorporation.com. A waiver may only be made by the Board of Directors, or a committee appointed by the Board, and will be promptly disclosed to the extent required by law, including the rules, regulations or listing standards of the Securities and Exchange Commission and the New York Stock Exchange.

In addition to the foregoing ethics policy, the Nominating and Governance Committee periodically reviews all commercial business relationships that exist between us and companies with which our directors are affiliated in order to determine if non-management members of the Board are independent under the rules of the New York Stock Exchange.

VI.  Security Ownership of John Bean Technologies Corporation

(a)	Management Ownership

The following table shows, as of February 1, 2009, the number of shares of Common Stock beneficially owned by each of our directors, each of our named executive officers whose compensation is reported in the Summary Compensation Table below, and all directors and executive officers as a group. No director or executive officer named in the Summary Compensation Table beneficially owns more than one percent of the Common Stock.

	Beneficial Ownership on February 1, 2009
Name	Common Stock of John Bean Technologies Corporation	Percent of Class(1)
Torbjörn Arvidsson(2)	28,500	*
Charles H. Cannon, Jr.(2)	148,845	*
C. Maury Devine(3)	4,000	*
Alan D. Feldman(3)	0	-
James E. Goodwin(3)	0	-
Polly B. Kawalek(3)	4,000	*
John Lee(2)	9,000	*
Ronald D. Mambu(2)	27,160	*
Juan C. Podestá(2)(4)	27,385	*
James M. Ringler(3)	2,160	*
James R. Thompson(3)	432	*
All directors and executive officers as a group (14 persons)(2)(3)	256,733	*

(1)	Percentages are calculated on the basis of the number of outstanding shares (exclusive of treasury shares) plus shares deemed outstanding pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act of 1934 as of February 1, 2009. An asterisk in this column indicates that the individual’s beneficial ownership is less than one percent of JBT Corporation’s outstanding Common Stock.

(2)	Includes: (i) shares owned by the individual; (ii) shares held by the John Bean Technologies Corporation Savings and Investment Plan for the account of the individual; and (iii) shares subject to options that are exercisable within 60 days of February 1, 2009 and restricted stock shares that will vest within 60 days of February 1, 2009. The shares included in item (iii) consist of 21,303 shares held by Mr. Cannon, which are also included in the shares reported for all directors and executive officers as a group.

(3)	Includes shares owned by the individual and restricted stock units credited to individual accounts of non-management directors under the Incentive Compensation Plan (see “Information about the Board of Directors-Director Compensation”) that will vest within 60 days of February 1, 2009. As of February 1, 2009, the number of restricted stock units credited to non-management directors under the Incentive Compensation Plan was as follows: Ms. Devine, 6,488; Mr. Feldman, 8,397; Mr. Goodwin, 6,488; Ms. Kawalek, 8,397; Mr. Ringler, 8,397; and Governor Thompson, 6,488, but none of these shares will vest until May 7, 2009, so they are not included in the table above. Non-management directors have no power to vote or dispose of shares underlying the restricted stock units until they are distributed upon the cessation of their service on the Board of Directors. Until such distribution, these directors have an unsecured claim against us for such units. None of the non-management directors hold any options to acquire shares of our Common Stock.

(4)	Includes 27,105 shares held by the JCP Revocable Trust of which Mr. Podesta is a trustee and has shared voting power and 128 shares held by Mr. Podestá’s wife.

(b)	Other Security Ownership

The table below lists the persons known by us to beneficially own more than five percent of our Common Stock as of February 1, 2009:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Samuel R. Shapiro and Shapiro Capital Management LLC 3060 Peachtree Rd. NW Suite 1555 Atlanta, GA 30305	3,946,878	(2)	14.33%
Capital Research Global Investors 333 South Hope Street 55th Floor Los Angeles, CA 90071	1,816,810	(3)	6.60%
Keeley Asset Management Corp. 401 South LaSalle Street Suite 1201 Chicago, IL 60605	1,634,874	(4)	5.94%
Loomis Sayles & Co., L.P. One Financial Center 27th Floor Boston, MA 02111	1,569,180	(5)	5.70%
SmallCap World Fund, Inc. 333 South Hope Street 55th Floor Los Angeles, CA 90071	1,506,917	(6)	5.47%
Morgan Stanley 1585 Broadway New York, NY 10036	1,429,689	(7)	5.19%

(1)	Percentages are calculated on the basis of the amount of outstanding shares (exclusive of treasury shares) plus shares deemed outstanding pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act of 1934 as of February 1, 2009.

(2)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 3, 2009, Samuel R. Shapiro and Shapiro Capital Management LLC jointly reported sole voting power over 3,358,828 of such shares, shared voting power over 588,050 of such shares and sole dispositive power over all such shares of Common Stock as of December 31, 2008. These securities are owned by various individual and institutional investors for which Shapiro Capital Management LLC serves as investment adviser. Samuel R. Shapiro expressly disclaims beneficial ownership of these securities.

(3)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2009, Capital Research Global Investors reported sole voting power and sole dispositive power over all of such shares of Common Stock as of December 31, 2008. Capital Research Global Investors is a division of Capital Research and Management Company, which is listed by SmallCap World Fund, Inc. as its advisor. All or a portion of the shares reported as beneficially owned by SmallCap World Fund, Inc. may also be included in the number of shares reported as beneficially owned by Capital Research Global Investors.

(4)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2009, Keeley Asset Management Corp. reported sole voting power over 1,543,752 of such shares, no shared voting power and sole dispositive power over all of such shares of Common Stock as of December 31, 2008.

(5)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2009, Loomis Sayles & Co., L.P. reported sole voting power over 1,267,756 of such shares, no shared voting power and sole dispositive power over all of such shares of Common Stock as of December 31, 2008. These securities are owned by various individual and institutional investors for which Loomis Sayles & Co., L.P. serves as investment adviser. Loomis Sayles & Co., L.P. expressly disclaims beneficial ownership of these securities.

(6)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 17, 2009, SmallCap World Fund, Inc. reported sole voting power over all of such shares and neither sole nor shared dispositive power over any of such shares of Common Stock as of December 31, 2008. Capital Research Global Investors is a division of Capital Research and Management Company, which is listed by SmallCap World Fund, Inc. as its advisor. All or a portion of the shares reported as beneficially owned by SmallCap World Fund, Inc. may also be included in the number of shares reported as beneficially owned by Capital Research Global Investors.

(7)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 17, 2009, Morgan Stanley reported sole voting power over 1,387,879 of such shares, shared voting power over 503 of such shares and sole dispositive power over all of such shares of Common Stock as of December 31, 2008.

VII.  Executive Compensation

Compensation Discussion and Analysis

How the Timing of the Spin-Off Affects Our Discussion

The fiscal year ended December 31, 2008 straddles the spin-off of JBT Corporation from FMC Technologies, which was effective July 31, 2008. Our compensation philosophy and policies were derived from and designed to mirror those of FMC Technologies, which we believe provided appropriate incentives to executive officers in a manner consistent with the best interests of stockholders. Accordingly, our discussion focuses on the manner in which our company, Board of Directors and Compensation Committee have decided to set compensation for the named executive officers post-spin-off. Where relevant, we have also set forth a discussion of FMC Technologies’ compensation decisions and their impact on compensation to our named executive officers.

Looking Back: The Pre-Spin 2008 Compensation Process

Because our 2008 fiscal year straddled the spin-off, the process for determining the 2008 compensation packages of our named executive officers was shared between our company and FMC Technologies. For example, all of our named executive officers except Mr. Lee were employed by FMC Technologies prior to the spin-off, so the compensation policies and processes of FMC Technologies were factors in determining a portion of their 2008 compensation packages. Note, however, that the roles and responsibilities of our named executive officers differ in many respects from those at FMC Technologies. Accordingly, their historical compensation is not directly comparable to their compensation as executive officers of JBT Corporation. As an example, although Mr. Cannon was a senior vice president of FMC Technologies and was responsible for managing the two business segments which now constitute our company, he did not have the roles of Chief Executive Officer or Chairman of the Board of Directors, which have substantially increased his overall corporate responsibilities from those he had for FMC Technologies. Mr. Mambu served as Corporate Controller for FMC Technologies, reporting to its Chief Financial Officer. As our Chief Financial Officer, Mr. Mambu’s corporate role and responsibilities have also changed significantly as he now has the responsibility for managing the entire corporate financial function for JBT Corporation encompassing treasury and tax functions in addition to financial strategy and reporting. The roles and responsibilities of Mr. Podestá and Mr. Arvidsson did not change significantly from their previous responsibilities as division managers for FMC Technologies, although they did not previously report to the Chief Executive Officer, as they do now.

Nevertheless, we have elected to present historical compensation information for each of our named executive officers for periods during which they were employees of FMC Technologies in order to provide a historical basis against which to compare compensation going forward. Because Mr. Cannon was a named executive officer of FMC Technologies, FMC Technologies reported his 2006 and 2007 compensation and we are including this previously reported compensation information in our compensation tables below. For Messrs. Mambu, Podestá and Arvidsson, we are presenting only the last year of compensation with FMC Technologies in the tables along with 2008 compensation, as permitted by SEC regulations. We hired Mr. Lee after the spin-off.

Each of our executive compensation plans and agreements was reviewed and approved by FMC Technologies’ Compensation Committee, and certain of our executive compensation plans were also approved prior to our spin-off by FMC Technologies, as our sole stockholder.

Following the spin-off, our Compensation Committee reviewed and ratified the decisions of the FMC Technologies Compensation Committee. All of the members of our Compensation Committee are independent directors as defined by the listing requirements of the New York Stock Exchange. Two of our directors (Messrs. Ringler and Thompson) also served as members of FMC Technologies’ Compensation Committee, which we believe provided helpful continuity during our separation in light of the pre-separation compensation decisions considered and approved by FMC Technologies’ Compensation Committee. In anticipation of the spin-off, FMC Technologies’ Compensation Committee engaged Hewitt Associates, an independent compensation consultant, to provide guidance with respect to the development and implementation of our compensation programs, including those for our executive officers. After the spin-off, these matters have fallen within the responsibility of our Compensation Committee. Under its charter, our Compensation Committee has the authority to engage the services of outside auditors, experts and others to assist the committee’s fulfillment of these responsibilities, and our Compensation Committee has engaged Hewitt Associates as an independent compensation consultant.

General Principles

The core principles underlying our executive compensation philosophy are:

•

Compensation opportunities are competitive—potential compensation for executives is targeted at median levels paid at comparable peer companies with whom we will likely compete for executive talent in order to attract, motivate and retain skilled managerial talent over the long term;

•

Executive compensation is performance-based—a meaningful portion of an executive’s compensation is directly linked to achievement of specific corporate and individual results that we believe create shareholder value;

•

Long term equity compensation incentives represents a significant portion of executive compensation—at risk equity compensation in the form of stock options, time-based restricted stock grants, and performance-based restricted stock grants, along with stock ownership and retention guidelines, align executive and stockholder interests and provide proper motivation for enhancing both short-term and long-term stockholder value;

•	Compensation rewards internal talent development—a portion of executive compensation is tied to recruitment and development of future executive talent; and

•	Metrics are designed to promote achievement of stretch objectives but not to incentivize undue risk taking by our executive management team.

Long Tenured Management Team and Internal Development

JBT Corporation.  Four of our named executive officers are individuals who have devoted the majority of their professional careers to FMC Technologies and its predecessor, FMC Corporation. Although we have recruited executives from outside FMC Technologies in our corporate management team, our management philosophy going forward will strongly advocate promoting from within and developing our own talent.

FMC Technologies.  FMC Technologies had a strong bias toward internal executive talent development. FMC Technologies’ ability to develop and retain executive management talent was perceived to be a strong component of its business success and we anticipate that it will be similar positive contributor to our growth and success.

Allocation of Pay Between Short- and Long-Term

Our compensation programs are designed in a manner that provides incentives to our executive officers to achieve short- and long-term operating and strategic objectives. To foster a longer term view (i.e., longer than twelve months), our compensation programs provide longer term incentives in the form of equity incentive compensation with a three-year vesting requirement and a variable performance-based component. Although these equity compensation incentives deliver a competitive economic value on the date of grant, their ultimate value to an executive depends upon the market value of the equity after the end of the vesting period. That value is largely dependent upon our company’s future performance and market dynamics.

Establishing Competitive Pay Levels

Our Compensation Committee will annually review executive pay, peer group practices and the company’s performance to ensure that our total compensation program design is consistent with our stated compensation philosophies and that overall compensation is within appropriate parameters. Based on this review, which is detailed below, our Compensation Committee concluded that the total compensation we paid in 2008 to our named executive officers was appropriate and reasonable.

JBT Corporation.  Prior to our spin-off, FMC Technologies’ Compensation Committee commissioned Hewitt Associates to perform a compensation survey in order to provide initial executive compensation program design advice for us. Hewitt Associates concluded prior to our spin-off from FMC Technologies that the planned total compensation for our named executive officers following the spin-off was appropriate and reasonable. The companies surveyed for this purpose were also selected by FMC Technologies’ management and approved by FMC Technologies’ Compensation Committee for peer group comparison. This peer group differed from that selected for benchmarking FMC Technologies’ own executive compensation program because of our focus on the food and air transportation industries and our smaller market capitalization. In connection with its review of 2008 compensation, our Compensation Committee approved the use of the same peer group as was utilized in the pre-spin 2008 compensation plan. The peer group consists of the following 28 industrial companies.

AAR Corp.	Intermec, Inc.
Applied Industrial Technologies Inc.	Kaman Corporation
BE Aerospace Inc.	Lance, Inc.
Briggs & Stratton Corporation	The Manitowoc Company
Church & Dwight Co., Inc.	The Middleby Corporation
Curtiss-Wright Corporation	Moog Inc.
Dresser Rand Group Inc.	Sanderson Farms, Inc.
EnPro Industries, Inc.	Sensient Technologies Corporation
ESCO Technologies, Inc.	Sequa Corporation
Federal Signal Corporation.	Standex International Corporation
Flowers Foods, Inc.	Tennant Company
Flowserve Corporation	Triumph Group, Inc.
Gardner-Denver, Inc.	Valmont Industries, Inc.
IDEX Corporation	Woodward Governor Company

The selected group of 28 companies consists of manufacturing and service companies that we would likely compete with for customers, suppliers, executive talent and, ultimately, investors. We believe that this group provides a representative sample for comparison of financial and stock performance and also gives a broad spectrum of compensation philosophies.

Although the companies included in the Hewitt Associates survey vary in revenue size and market capitalization, the survey utilized regression analysis to develop size-adjusted values for each element of compensation. Additionally, for equity based compensation, Hewitt Associates used Black-Scholes based options models to value stock options and other economic pricing models for other equity-based compensation.

Our compensation philosophy is to set total compensation for all our employees at the 50th percentile of compensation for similar positions at peer group companies. For our named executive officers, total compensation includes base pay, annual non-equity incentive compensation, and long-term incentives in the form of time and performance based restricted stock. Annually, we utilize the Hewitt salary survey and compare each element of compensation, as well as total target compensation, against compensation of our named executive officers’ peers in comparable positions. The total compensation most closely mirrors the market. The allocation between the elements of compensation—base pay, annual non-equity incentive compensation and equity compensation award value—may vary from the market in individual cases, but will be established in a way that keeps total compensation in line with the market.

FMC Technologies.  For 2008, FMC Technologies utilized its own Hewitt Associates compensation survey, which we understand was crafted in the same manner as our compensation survey, except that FMC Technologies’ survey was comprised of 24 industrial companies, including a subset of eight oilfield services companies that were similar in revenue and market capitalization, as well as products and markets served, to that of FMC Technologies. Based on its market survey data, FMC Technologies allocated total compensation to its executives among the various elements of short-term cash compensation and long-term compensation to approximate the allocation of its peer group. FMC Technologies’ Compensation Committee concluded that the total compensation paid to Mr. Cannon while he was a named executive officer of FMC Technologies was appropriate. FMC Technologies’ Compensation Committee also provided direct oversight with respect to the compensation of our other named executive officers while they were employees of FMC Technologies by evaluating the appropriateness of compensation paid to such officers individually in their future roles with us (including compensation proposed for executive officer positions that were unfilled at the time).

Cash Pay Elements—Base Pay

The annual cash pay elements that our executive officers receive include a base salary and an opportunity to earn an annual non-equity incentive compensation award. We target our executive base pay and annual non-equity incentive compensation opportunities at the 50th percentile of our comparison group of peer companies on a size-adjusted basis.

We use our survey’s median base pay value for comparable positions to set our base salary midpoint for each salary grade within our compensation program. Each salary grade range set minimum pay at 75% of the midpoint and maximum pay at 125% of the midpoint. The range was delineated into performance sections tied to an executive officer’s major responsibility areas (“MRAs”) such that an individual’s base pay should be at the point in the range corresponding to his or her current level of performance on their MRAs.

We utilize four levels of performance in our “pay for performance” system: Needs Improvement, Good, Outstanding and Exceptional. Using these criteria, an executive who satisfies all of his or her MRAs for the year would be given a performance rating of “Good” for the year. If the executive were to exceed all MRAs, he or she would receive a performance rating of “Outstanding.” An “Exceptional” rating is unusual and would only be utilized in rare circumstances. A “Needs Improvement” rating would indicate that an executive failed to meet his or her MRAs for the year. Our performance ratings and the corresponding position versus the base salary midpoint for each salary grade were as follows for 2008:

Performance Rating	Base Salary as a Percentage of Midpoint
Exceptional	115 – 125%
Outstanding	105 – 114.9%
Good	95 – 104.9%
Needs Improvement	75 – 94.9%

Annually, each executive officer’s performance is evaluated by the executive’s immediate supervisor against MRAs established earlier in the year. Mr. Cannon’s evaluation for his 2008 compensation was performed by the Compensation Committee of our Board of Directors. Although our Compensation Committee does not provide direct oversight over the individual performance ratings of our other executive officers, the Committee evaluates the appropriateness of compensation paid to all of our executive officers.

MRAs vary depending on the roles and responsibilities of the particular executive and may, in part, be subjective. These individual subjective MRAs may include, as examples, goals for acquisitions or divestitures, safety performance, achieving recruiting targets, building management depth, technology innovations and improving market positions through profitable growth and new product introductions. A performance rating for each executive is then established based on an assessment of the executive’s performance against their MRAs and a merit base salary increase is planned based on the executive’s current position in the performance range. Merit increase guidelines are established annually for all employees (including executive officers) by our Compensation Committee based on annual market surveys, and applied as appropriate to adjust base salaries. Since our compensation philosophy is to pay at the 50th percentile when compared to peer companies, we participate in merit increase surveys that include companies against which we benchmark our employees’ salaries. Any recommendation for a merit increase pool is similar to the average increase the survey indicates for benchmark companies. This practice keeps base salary compensation in line with that of companies with which we compete for talent.

The practices described above are consistent with those employed by FMC Technologies with respect to Mr. Cannon’s compensation pre-spin.

Cash Pay Elements—Annual Non-Equity Incentive Compensation

Our annual non-equity incentive compensation plan is a variable cash-based incentive plan designed to focus management on performance factors important to the continued success of their business units and the overall performance of JBT Corporation. Target amounts for annual non-equity awards are based on market data, and for 2008, our annual non-equity incentive compensation percentages ranged from 24% to 85% of base salary. The highest percentage (85%) was assigned to our Chief Executive Officer, with our other named executive officers ranging from 55% to 60%. For 2008, our annual non-equity incentive compensation opportunity was weighted primarily toward business performance (70%), referred to generally as the “BPI” component, and secondarily to individual performance (30%), referred to as the “API” component. The annual non-equity incentive compensation awards paid to our executive officers appear in column (g), “Non-Equity Incentive Plan Compensation,” in the Summary Compensation Table below. For years prior to 2008, those awards were made by FMC Technologies.

Our Compensation Committee establishes BPI targets for our annual non-equity incentive program annually utilizing measures it believes correlate highly to enterprise value growth and total stockholder returns. For 2008, we utilized EBIT growth, EBIT as a Percentage of Sales and Net Contribution. These measures are equally weighted. For each measure the Compensation Committee approved performance curves which could produce results ranging from “0” (below threshold) to “3.0” (performance far in excess of plan) depending upon our company’s performance. Achievement of target performance for any metric would equal a “1.0” payout. Results for the three measures were added and then divided by 3 to produce the overall BPI. The following chart provides an example of a performance curve for BPI targets:

Our resulting BPI multiple was then multiplied by our individual executive officer’s non-equity incentive compensation percentage to determine the BPI non-equity incentive compensation payout to that executive.

EBIT as a Percentage of Sales measures how much our profitability improves from a margin improvement perspective. As an incentive measure, we believe that this helps us drive our executive officers to improve profitability while also increasing sales. In addition, we believe that EBIT is an appropriate measure for us because our internal reporting is based on EBIT, which provides consistency among all our performance measures. Our Net Contribution measure represents net income plus after tax-interest expense minus a 10.5% charge for average capital employed (debt plus equity). This shows total net income generated for every dollar of capital we employ after subtracting a 10.5% charge as our cost of capital. As an incentive measure, we believe Net Contribution encourages our executives to grow the business while efficiently using capital. We preserve flexibility to adjust all of these measures to account for the cumulative effect of changes in accounting principles, significant acquisitions and divestitures and foreign exchanges movements.

All of our named executive officers received a corporate-wide BPI rating which was based on the consolidated results of all of our business units. In 2008, our BPI target for annual

EBIT growth was set at a 6.7% increase above 2007 (when our businesses were a part of FMC Technologies), our EBIT as a Percentage of Sales target represented a 4.8% increase over 2007 and our Net Contribution target was set at an increase of 1.7% over 2007. Our actual 2008 performance exceeded all of the targets. Actual EBIT growth in 2008 was 13.9% above 2007 performance. Actual 2008 EBIT as a Percentage of Sales growth in 2008 increased 15.7% over 2007. Net Contribution increase of $3,500,000 was 11.3% above 2007. This performance was rated a 1.92 based on the scale established at the beginning of the year.

A similar exercise is performed for API. The API rating is based on the achievement by an executive officer of both quantifiable performance objectives as well as other, more subjective objectives. These objectives differ from MRAs utilized to determine performance ratings for establishing an executive officer’s base pay described above under “Cash Pay Elements—Base Pay.” For our 2008 annual non-equity incentive compensation program, our Compensation Committee approved an API range from 0.0 to 2.0. If an executive officer failed to achieve all of his or her objectives, the API multiple would likely be 0.0. If the executive met some, but not all of the objectives, the API multiple would fall between the range of 0.0 to 2.0 depending upon the number of objectives accomplished, their relative importance and difficulty and the factors that may have prevented achievement of certain objectives. For individual API objectives, the level of performance and resulting individual ratings on objectives required to achieve an API rating of 2.0 is quite high and unusual, and would require achievement of multiple stretch objectives.

Our named executive officers received API ratings ranging from 1.0 to 1.5 for 2008, with an average rating of 1.26. For purposes of comparison, our named executive officers that were employees of FMC Technologies received API ratings from FMC Technologies in 2007 that ranged from 1.2 to 1.4 and averaged 1.3. On average, the API portion of the annual non-equity incentive compensation represents less than 5% of the total compensation paid to our named executive officers (as set forth in the Summary Compensation Table below). Given API is a small component of our total compensation calculation, we do not believe providing the exact API rating for each of our anticipated named executive officers is material to understanding the basis of our compensation decisions and policies.

To illustrate the calculation of the annual non-equity incentive under our compensation programs, assuming an executive officer has a base salary of $600,000, a 55% target bonus, a BPI rating of 1.92 and an API rating of 1.3, the executive’s annual non-equity incentive compensation payment would be calculated in the following manner:

BPI	$600,000 x .70 (BPI weighting) x .55 (target bonus) x 1.92 (corporate BPI achievement)	$443,520
API	$600,000 x .30 (API weighting) x .55 (target bonus) x 1.3 (individual API rating)	$128,700
	Total Non-Equity Incentive Compensation	$572,220

The following table lists performance results by our named executive officers with respect to API objectives they had. The items set forth below only include the executives’ performance with respect to API objectives that had a material impact on the executives’ annual 2008 compensation. Our named executive officers were evaluated on a large number of quantitative and qualitative factors. Certain API objectives that we consider commercially sensitive and believe will provide proprietary data to our competitors and could cause us competitive harm have been omitted.

Named Executive Officer	2008 API Performance
Charles H. Cannon, Jr.

•     Achieved objectives associated with completion of spin-off including:

¡      developed company name and brand,

¡      recruited board of directors, adding new expertise from the airline, food processing and quick serve restaurant industries to three members recruited from FMC Technologies’ board

¡      obtained Securities and Exchange Commission clearance for distribution of JBT Corporation securities,

¡      adopted compensation and benefit plans suitable for the company,

¡      recruited corporate staff positions (General Counsel, Director of Tax and Vice President, Human Resources) and AeroTech Division Manager,

¡      with Chief Financial Officer, secured debt financing for spin-off transaction and ongoing operational capital requirements

¡      with Chief Financial Officer, conducted successful investor road show

•     Failed to meet targeted working capital performance improvements

•     Achieved Division sourcing goals through low cost country sourcing and meeting or exceeding cost reduction targets

Ronald D. Mambu

•     Achieved objectives associated with the completion of the spin-off including:

¡      Recruited for and established independent corporate financial staff functions

¡      Secured debt financing for spin-off transaction and ongoing working capital requirements

¡      Developed internal resource for investor relations and financial planning function

¡      Secured comprehensive insurance program for company

•     Established credibility of financial reporting function with Audit Committee and full Board of Directors

•     Instituted new financial analysis and reporting systems and procedures to service business operations and external reporting requirements

Torbjörn Arvidsson

•     Exceeded target for year over year improvement in aftermarket sales, but failed to reach targeted improvement levels for sales of solutions systems and inbound of recently developed product lines

•     Exceeded gross margin target for a significant product line, but failed to meet gross margin target for after market sales

•     Met or exceeded several targets related to enhancement of product assembly capabilities in new Ningbo, China facility

•     Met targeted net savings level for sourcing and significantly exceeded targets for percentage of total spending in low cost countries (Latin America, Eastern Europe and Asia) and achievement of low cost country savings

•     Met target for reduction of warranty costs

•     Exceeded target for reduction of working capital as a percentage of sales

Named Executive Officer	2008 API Performance
Juan C. Podestá

•     Achieved successful divestiture of two product lines

•     Failed to achieve working capital reduction objective

•     Maintained positive return on capital of turnaround foreign subsidiary

•     Made progress in development of sourcing, testing and assembly capabilities in Asia, and exceeded targeted savings levels and improvement in competitive position in China market

•     Achieved significant sales growth in aftermarket business

•     Exceeded sales growth targets in Eastern Europe, Russia, China, India, the Middle East and Latin America

•     Captured all major targeted global citrus projects

John Lee

Mr. Lee’s API rating at target level was primarily a function of his service as an executive officer for only four months in 2008, and less a function of specific performance on his objectives.

•     Achieved objectives related to obtaining GSE supplier listing status for military aircraft and increasing TMAC sales (trailer mounted air conditioning units)

•     Achieved satisfactory level of division cost reduction target primarily through e-commerce bidding activity and percentage of spending in low cost countries

•     Achieved targeted performance metrics for Airport Services business primarily through contract wins at two additional top 20 U.S. airports, successful rebids on targeted airport projects, margin improvements and increases in sales and EBIT over budget

•     Achieved the vast majority of targeted goals relating to growth in aftermarket sales

•     Failed to achieve objective for reduction of average working capital cents over sales

Equity Compensation Practices

By providing our executive officers with significant compensation opportunities in the form of equity awards, we intend to ensure that a significant portion of our executive officers’ total compensation remains at risk and continues to be tied to the creation of value for our stockholders.

The long-term element of our executive compensation program is equity stock awards, which provides our executive officers the opportunity to realize financial rewards if JBT Corporation’s stock price appreciates over the long term. All of our named executive officers as well as certain other key employees received equity stock awards in connection with our spin-off from FMC Technologies. FMC Technologies’ Compensation Committee utilized the peer group survey data established for JBT Corporation to establish a value for these initial equity compensation awards granted to executive officers at the time of the spin-off. To determine the appropriate amount of equity based compensation awards for our executive officers, we determine the size-adjusted median value of comparable equity compensation awards issued by our peer group of companies surveyed by Hewitt Associates to each named executive officer’s peers with the surveyed companies. The grant size of equity stock awards for each of our executive officers is then set by dividing the size-adjusted median value for that officer by the relevant closing stock price. We utilized our closing stock price on the date the Compensation Committee met and approved the awards at its first meeting following the spin-off for the initial equity compensation awards. For 2009 equity compensation awards, we utilized the closing stock price on the day the Compensation Committee met to approve annual equity compensation awards, and the Compensation Committee reduced the economic value awarded to each recipient at a level that was 15% below the economic value of the recipient’s 2008 equity compensation award in reaction to current economic conditions. This step was taken based upon guidance obtained from Hewitt Associates regarding current compensation trends among peer companies, and in light of the current value of our stock and share allocation limitations under our Incentive Compensation Plan.

Although we have the flexibility to grant equity compensation in a variety of forms, including restricted stock, restricted stock units, stock options, performance units and stock appreciation rights, our equity compensation awards are primarily in the form of restricted stock. In order to further align our executive officers’ financial interests with that of our stockholders, the ultimate value of a portion of our executive officer restricted stock awards varies based on the achievement of pre-set specified financial performance-based targets. We believe the combination of time-based and performance-based incentives provides performance incentives for our executive officers in a manner that is consistent with our stockholders’ interests and serves as an effective retention vehicle for our executive officers. Our equity awards will generally have vesting periods of three years.

Under the terms of our Incentive Compensation Plan, as long as an executive remains employed through the age of 62, any unvested equity awards remains outstanding after retirement and vests on the originally scheduled vesting date. Retirements prior to age 62 will result in the forfeiture of unvested awards. This permits flexibility in retirement planning, permits the company to provide an incentive for the vesting period and does not impose a penalty on the exercise of a retirement benefit provided to all company employees.

Time-Based Restricted Stock Grants

JBT Corporation.  We issue grants of time-based restricted stock to our executive officers and other key employees under our Incentive Compensation Plan. Most restricted stock awards granted to our executive officers are subject to vesting requirements requiring an additional three years of service by the executive before they may vest and the executive receives ownership and voting rights. We have granted restricted stock awards with reduced vesting periods for recruiting purposes. Vesting periods are utilized as a retention incentive.

In connection with the spin-off, FMC Technologies’ Compensation Committee approved the issuance of grants of restricted stock awards to our executive officers and other key employees as a retention incentive in February 2008, although the awards were not issued until after our spin-off from FMC Technologies. These grants were then ratified, and in certain cases adjusted, by our Compensation Committee following the spin-off in August 2008. The three-year vesting period for these delayed awards began to run from the date on which annual equity incentive grants would normally have been issued to these employees by FMC Technologies (i.e., February 2008). The amount of these initial restricted stock awards was larger than normal annual restricted stock awards due to their use as retention incentives for our named executive officers, which Hewitt Associates confirmed was a generally accepted market practice in spin-off transactions.

FMC Technologies.  Following the spin-off, FMC Technologies restricted stock grants issued in 2006 and FMC Technologies key manager restricted stock awards that were held by our employees and were outstanding as of the effective date of the spin-off were not converted to our Common Stock. Instead, FMC Technologies’ incentive compensation and stock plan was amended to permit our employees to continue to hold FMC Technologies restricted stock grants until they vest. All other unvested FMC Technologies restricted stock grants that were not subject to performance conditions and were held by our employees at the time of the spin-off were converted into restricted grants of our Common Stock, subject to their existing remaining vesting periods, with an economic value that was equal to the value of their FMC Technologies restricted stock grants as of the effective date of the spin-off.

Performance Based Restricted Stock Awards

For 2008, one-half of the restricted stock awards granted to our named executive officers, as well as our remaining executive officers, were based on meeting certain performance criteria. The percentage of the total performance-based restricted stock award any of our executive officers were entitled to receive was determined at the end of a one-year measurement period ending on December 31, 2008, and was dependent upon our performance with respect to EBITDA growth and Net Contribution. This link puts a meaningful portion of each of our executive’s targeted equity award at risk. Our Incentive Compensation Plan also provides for alternative performance measures that we may elect to utilize in future years for performance-based restricted stock awards.

Our Incentive Compensation Plan gives our Compensation Committee the discretion to “claw back” or cancel outstanding performance-based restricted stock awards in the event a restatement of our financial results from a prior period results in a prior grant’s performance measures no longer being satisfied.

None of our executive officers has the ability to adjust the performance measures approved by our Compensation Committee or to waive any conditions established for the performance based awards once established by the Compensation Committee.

The amount of the performance-based restricted stock award earned by our executive officers can vary between 0% – 200% of the target award granted to the executive officer, depending on our full year performance against the EBITDA growth and Net Contribution performance measures. The total number of shares issued varies between 0% – 200% of a target amount depending on where in the specified performance range for each of the two performance criteria our company’s full year performance falls. There is a minimum level for each measure below which an awardee receives 0% of the target award, and correspondingly a maximum performance level which, even if exceeded, will not generate more than 200% of the target award. In between the minimum and maximum performance targets, the performance level of each measure is plotted on a predefined curve which indicates the percent of the target award that should be awarded. The performance achieved on each measure is added together and divided by two to determine the actual percentage payout of the target award amount. The vesting period for performance-based restricted stock awards is the same as the vesting period for time based restricted stock awards, which is three years from the grant date, meaning that although the performance period considered is one year, the awards vest in January of the third year from the date of grant.

For 2008, the following table shows the measures used for our performance based restricted stock grants and our performance against each of the performance measures.

Performance Measure ($ in millions)	0% of Target Grant	100% of Target Grant	200% of Target Grant	Actual Performance
EBITDA	59.3	112.7 to 124.5	133.4	123.2 – 1.00
Net Contribution	11.5	28.5 to 34.9	38.4	35.1 – 1.06

As a result of our financial results for 2008, our executive officers will receive 103% (the average of the two performance ratings) of the target performance-based portion of the restricted stock grants awarded on August 7, 2008, and these awards will vest on January 2, 2011.

Non-Qualified Stock Options

JBT Corporation.  Our Incentive Compensation Plan grants management the authority to issue non-qualified stock options to our executive officers and other key employees; although we do not presently intend to utilize stock options as a major component of our executive compensation program. We anticipate that any future stock options issued would be subject to vesting requirements so as to provide a retention incentive.

FMC Technologies.  FMC Technologies stock options that were held by our employees at the time of the spin-off were converted into stock options exercisable into shares of our Common Stock in a manner that provided holders with stock options with an economic value equal to the value the FMC Technologies stock options had at the effective date of the spin-off. All such stock options have vested and have expiration dates that are ten years after their original grant date by FMC Technologies.

Impact of Section 162(m) of the Internal Revenue Code on Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for non-performance based compensation in excess of $1 million paid for any fiscal year to certain named executive officers. Among other requirements, in order for compensation to be considered performance-based for purposes of Section 162(m), it generally must be paid pursuant to a plan which is approved by the company’s public stockholders. However, under transition rules related to spin-off transactions, any amount that is related to otherwise qualifying performance-based compensation paid or performance-based restricted stock granted, prior to the first regularly scheduled meeting of our stockholders will be fully deductible by us without regard to such stockholder approval. With respect to compensation paid, or restricted stock granted, after such date, our Compensation Committee will consider the impact of Section 162(m) on the income tax deductibility on all components of executive compensation, while recognizing that it may not be in the stockholders’ best interests to restrict the Compensation Committee’s discretion and flexibility in developing appropriate and competitive compensation and retention programs. Consequently, our Compensation Committee may approve compensation in future years for our named executive officers that is not fully deductible for federal income tax purposes.

Pension Plans

A longer term element of compensation for our executive officers is an Internal Revenue Service qualified defined benefit pension plan (the “U.S. Pension Plan”) that provides income replacement retirement benefits. Our management believes that our pension plan design is a powerful retention vehicle and that it has been a significant factor in the long tenure of its executive management team and, consequently, the depth of its management team’s experience with our businesses. The U.S. Pension Plan utilizes the same benefit calculation formula for our executive officers as is used for its non-bargaining unit production personnel and administrative and technical staff. The U.S. Pension Plan is designed to provide income replacement in retirement to all of our current employees who meet the minimum service requirement of five years. The pension payment is based on “final average pay,” which is calculated for the period that includes the employee’s highest 60 consecutive months of pay in the final 120 months of service, and includes base pay and annual non-equity incentive compensation in the calculation. Eligible earnings under the provisions of the U.S. Pension Plan do not include the value of the equity grants (stock options or restricted stock awards), perquisites or matching contributions to our Qualified Savings Plan and our Non-Qualified Savings Plan (each of which are described under “Compensation Discussion and Analysis—Savings Plans” below). The U.S. Pension Plan is qualified under the United States Employment Retirement Income Security Act (“ERISA”).

We also have a non-qualified defined benefit pension plan (the “U.S. Non-Qualified Pension Plan)” to provide the same level of benefits for earnings above compensation limits set by the Internal Revenue Service. The U.S. Non-Qualified Pension Plan uses the same pension calculation formula as the tax qualified U.S. Pension Plan. The benefits under this plan are the company’s general obligations and are not protected by ERISA.

Messrs. Cannon, Mambu, Arvidsson and Podestá have significant accrued pension benefits under the pension plans as a result of their long tenure with the company’s predecessor, FMC Technologies, and its predecessor, FMC Corporation. Our management believes that these pension benefits are a significant reason for the long-term retention of the company’s management team. Our executive officers as well as all other employees who were formerly employed by our predecessor companies have been credited under our U.S. Pension Plan for their years of service with FMC Technologies and FMC Corporation.

Mr. Arvidsson participates in the Swedish occupational pension system (the “Swedish Pension Plan”) for private sector employees called ITP. This defined benefit is employer paid and includes a disability and survivors’ pension as well as the traditional retirement benefit. This benefit is based on salary at retirement, with pension payments beginning at age 65. The benefit is 10% of the base salary at retirement. There is a limit of 7.5 times a base amount on the salary covered by this benefit. In 2008, this limit was the equivalent of approximately $47,000. The value of this benefit appears in the Pension Benefits Table and the increase in value of the benefit in 2008 is in the Summary Compensation Table.

For the portion of an employee’s salary above this 7.5 multiple of the base amount, employers in Sweden may offer a defined contribution benefit, which requires employers to pay premiums into funds of the employee’s choice. We also provide this defined contribution benefit to Mr. Arvidsson. The premiums we paid and Mr. Arvidsson’s ending balance and earnings are shown in the Non-Qualified Deferred Compensation Table. The premiums we paid in 2008 appear in the Summary Compensation Table in the “Other Compensation” column and in footnote (3) to the table.

Savings Plans

All of our United States based employees, including executive officers, are eligible to participate in our tax-qualified savings and investment plan (the “Qualified Savings Plan”). This plan provides an opportunity for employees to save for retirement on both a pre-tax and after-tax basis. Employees exceeding the Internal Revenue Service compensation limit for highly compensated employees can contribute between 0% and 20% of base pay and eligible incentives through pre-tax and after-tax contributions up to the maximum amount prescribed by law and the plan limits, and employees not considered highly compensated under Internal Revenue Service regulations can also contribute up to 75% of base pay and eligible incentives. We match up to the first 5% of each employee’s contributions. Participants are vested on a five-year graded vesting schedule for employer matching contributions.

Our executives are also eligible to participate in a pre-tax non-qualified defined contribution plan (the “Non-Qualified Savings Plan”), which provides executives and employees who may reach contribution limits imposed by the Internal Revenue Service for the Qualified Savings Plan with the opportunity to participate in a tax advantaged savings plan comparable to the Qualified Savings Plan. The investment options offered to participants in our Non-Qualified Savings Plan are similar to those offered in our Qualified Savings Plan. Participants may elect to defer up to 100% of their base pay or annual non-equity incentive compensation. We match up to the first 5% of the employee’s contributions to the Non-Qualified Savings Plan. In addition, any employee participating in the Non-Qualified Savings Plan will receive a 5% company contribution for all compensation in excess of the Internal Revenue Service income contribution limit. Participants are vested on a five-year graded vesting schedule for employer contributions.

Certain of our employees who are not subject to United States taxes were eligible to participate in a non-qualified defined contribution plan administered in the United Kingdom (the “International Savings Plan”). Participation in the International Savings Plan is generally restricted to key employees with a salary grade of 20 or above and who are not subject to United States taxes (not citizens of the United States, Canada or the Cayman Islands). Exceptions to the salary grade for eligibility can be made by the Company. Participants can contribute up to 75% of base pay and eligible incentives. We match up to the first 5% of each employee’s contributions. Both contributions to the International Savings Plan and the distributions from the International Savings Plan are made in U.S. dollars. All vested funds must be distributed upon an employee’s termination or retirement. Mr. Arvidsson is the only named executive officer who participates in the International Savings Plan.

Change-in-Control Agreements

We entered into agreements with each of our named executive officers that provide them with compensation under certain circumstances in the event of a change-in-control in our ownership or management. See “Potential Payments Upon Change-in-Control” for a further description of the terms and potential amounts payable under these agreements. All of our change-in-control agreements condition continuing availability of benefits on compliance with non-compete and non-solicitation provisions.

The benefits payable under our change-in-control agreements are comparable to benefits for which executives in similar positions at peer companies are eligible under their change-in- control agreements. The competitive nature of these benefits is reviewed and analyzed annually by our Compensation Committee with the assistance of the Committee’s compensation consultant.

All of the change-in-control agreements with our executive officers are what is commonly referred to as “double trigger” agreements. Under these agreements, the benefits are only payable to an executive if, in addition to the qualifying change-in-control event, the executive officer’s position is terminated or the executive’s responsibilities, salary, benefits and/or location are significantly changed. Notwithstanding the foregoing, unvested restricted stock grants will vest immediately upon the occurrence of a change-in-control pursuant to the terms of the Incentive Compensation Plan, and those grants are accordingly not subject to the “double trigger” requirement of the change-in-control agreements.

General Executive Severance Benefits

Under our executive severance plan, executive officers who lose their job through no fault of their own are entitled to receive 15 months of severance pay (limited to base pay and the executive’s target annual non-equity incentive compensation), their pro-rated target annual non-equity incentive compensation through the date of termination, the continuation of medical and dental benefits for the same severance period at the employee premium rate, outplacement services, and tax preparation and financial planning assistance for the last calendar year of employment. See “Potential Payments Upon Termination” for a further description of the terms and potential amounts payable under our executive severance plan for our named executive officers. The availability of these severance benefits is conditioned on the executive’s compliance with non-disclosure, non-compete and non-solicitation covenants. In its approval of the executive severance plan, our Board of Directors granted company management with the authority to exercise its discretion with respect to the treatment of unvested options and restricted stock grants of terminated executive officers. Change-in-control agreements and severance benefits are exclusive of one another, and in no circumstances would any of our named executive officers receive benefits under both a change-in-control agreement and our general executive severance plan.

Perquisites

We provide limited perquisites to our executive officers in order to facilitate the performance of their managerial and external marketing roles and to ensure a competitive total compensation package. The perquisites we provide to our executives include financial counseling, tax preparation, parking fees and personal use of dining club memberships and other minor expenses associated with their business responsibilities. Certain of our named executive officers receive only a limited number of these benefits. Our executives’ use of company vehicles and dining club membership benefits is primarily for business-related travel and entertainment and executives are required to report personal use of company vehicles and club memberships. We do not gross up for the taxes due on any of these perquisites.

Stock Ownership Requirements

Our Compensation Committee established executive officer stock ownership guidelines in order to ensure a continuing alignment of executive and stockholder interests. Under our stock ownership guidelines, an executive officer is expected to maintain ownership of shares (including restricted stock awards and shares held in the Qualified Savings Plan, but not counting any shares underlying outstanding stock options) in an amount equal in value to a multiple of the individual’s salary-grade midpoint. A newly appointed executive officer will have five years to accumulate sufficient amounts of our Common Stock to satisfy the ownership multiple, pro-rated 20% each year. Our executive officers who formerly served as executive officers of FMC Technologies have three years to reach their ownership multiple, pro-rated 33  1/3% each year. An executive may not sell any shares of our Common Stock that he or she may hold until he or she reaches the applicable stock ownership guideline multiple. The stock ownership multiple for each of our named executive officers is provided in the following table. Each of our named executive officers currently satisfies our stock ownership guidelines applicable to them based upon their length of time as an executive officer.

Executive Officer	Multiple of Salary Grade Mid Point	Number of Shares Required to be Held as of 12/31/2008	Actual Number of Shares Held as of 12/31/2008
Charles H. Cannon, Jr.	5.0	129,495	386,543
Ronald D. Mambu	3.0	40,064	126,859
Torbjorn Arvidsson	2.0	20,835	93,296
Juan C. Podestá	2.0	20,835	92,209
John Lee	2.0	16,026	42,936

Compensation Committee Report

The Compensation Committee Report that follows shall not be deemed to be incorporated by reference into any filing made by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this Proxy Statement by reference, except to the extent we incorporate this Report by specific reference.

The Compensation Committee establishes and oversees the design and functioning of our executive compensation program. We have reviewed and discussed the foregoing Compensation Discussion and Analysis with the management of the Company. Based on this review and discussion, we recommend to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2009 Annual Meeting.

The preceding report has been furnished by the following members of the Compensation Committee:

Polly B. Kawalek, Chairwoman

James M. Ringler

James R. Thompson

Summary Compensation Table

The following table summarizes compensation earned by each of our named executive officers during the fiscal years ended December 31, 2008, as an employee of each of JBT Corporation and FMC Technologies, and December 31, 2007, as an employee of FMC Technologies, with the exception of Mr. Lee, who became employed by us in 2008 contemporaneously with the spin-off. We have also provided such information for Mr. Cannon for the fiscal year ended December 31, 2006 as such information was previously disclosed by FMC Technologies. To understand the table below you need to read carefully the footnotes, which explain the various assumptions and calculations and describe the employment sources (i.e., JBT Corporation or FMC Technologies) that give rise to the dollar amounts set forth below.

Name and Principal Position in 2008	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(2)		All Other Compensation ($)(3)	Total ($)
(a)	(b)	(c)	(d)		(e)	(f)	(g)	(h)		(i)	(j)
Charles H. Cannon, Jr. Chairman of the Board, President and Chief Executive Officer	2008 2007 2006	512,795 443,309 429,557	0 0 0		1,126,940 821,882 591,327	0 0 56,021	640,551 365,375 591,929	903,490 170,867 441,806		83,440 75,582 76,669	3,267,216 1,877,015 2,187,309

Ronald D. Mambu Vice President, Treasurer, Controller and Chief Financial Officer	2008 2007	296,377 268,988	0 0		421,365 362,922	0 0	261,268 157,735	553,959 122,858		49,107 44,406	1,582,076 956,909

Torbjörn Arvidsson(4) Vice President and Division Manager Food Solutions and Services Division	2008 2007	377,140 347,313	0 0		312,428 313,039	0 0	344,789 335,018	0 0	(5) (5)	285,469 258,383	1,319,826 1,253,753

Juan C. Podestá Vice President and Division Manager Food Processing Systems Division	2008 2007	280,210 270,605	0 0		332,617 339,256	0 0	252,917 243,193	267,793 114,128		46,436 30,363	1,179,973 997,545

John Lee Vice President and Division Manager AeroTech Division	2008	133,333	100,000	(6)	131,549	0	121,173	24,932		79,799	590,786

(1)	The amounts in columns (e) and (f) reflect the dollar amounts recognized for financial statement reporting purposes for the fiscal years indicated in accordance with SFA 123(R) of stock-based awards pursuant to our Incentive Compensation Plan and as a result may include amounts from awards granted in and prior to those years. Assumptions used in the calculation of these amounts are described in note (10) to our audited consolidated and combined financial statements for the fiscal year ended December 31, 2008 included in our Annual Report on Form 10-K filed on March 11, 2009 with the Securities and Exchange Commission. These amounts are amortized over the vesting period of the grants. The amounts in column (e) include amounts attributable to FMC Technologies restricted stock awards held by our named executive officers aggregating $284,459 for Mr. Cannon; $118,177 for Mr. Mambu; $126,946 for Mr. Arvidsson; and $126,946 for Mr. Podestá.

(2)	The amounts in column (h) reflect the actuarial increase in the present value of our named executive officers’ benefits at the first retirement date with unreduced benefits (age 62 for the U.S. Pension Plan). These amounts are determined using interest rates and mortality rate assumptions consistent with those used in our audited consolidated and combined financial statements. All nonqualified deferred compensation earnings are actual investment earnings generated by the invested funds, and therefore, are not included in this column.

(3)	The amounts in column (i) for the fiscal year ended December 31, 2008 reflect for each of our named executive officer the following perquisites:

Perquisites ($)	Charles H. Cannon, Jr.	Ronald D. Mambu	Torbjörn Arvidsson	Juan C. Podestá	John Lee
Personal Use of Club Memberships*	134	0	0	718	0
Financial Planning & Personal Tax Assistance**	14,201	12,273	0	0	0
Personal Use of Automobiles***	0	0	12,013	8,694	5,500
Parking	4,920	4,920	0	4,085	0
Relocation Expenses	0	0	0	0	66,222
Total Perquisites	19,255	17,193	12,013	13,497	71,722

*	Our cost for each club membership utilized by our named executive officers equals the amount of the annual dues paid by JBT Corporation for such membership multiplied by a fraction, the numerator of which is the number of days on which the club was used by the named executive officer primarily for non-business purposes, and the denominator of which is the total days on which the club was used for any purpose.

**	Our cost for financial planning and personal tax assistance includes the fees JBT Corporation paid to third party financial planning and tax advisors for service provided to our named executive officers, a portion of which is an annual retainer fee allocated to the individual officers on a pro-rata basis. Other fees are specifically allocated to the individual named executive officers receiving the services to which such fees relate.

***	Our cost for personal use of automobiles used by our named executive officers who were provided this benefit is calculated as follows: for Mr. Podesta, we utilize a tracking program obtained from an external vendor that allocates total costs for the portion of his reported personal use of his own vehicle; for Mr. Arvidsson we utilize the Swedish government’s calculation of the value of a company supplied car to his personal use; and for Mr. Lee we utilize a monthly allowance of $1,100 that we provide to him to reimburse him for business use of his personal automobile. All amounts paid to reimburse our named executive officers for automobile expense represent taxable income to the executive.

Other Compensation ($)	Charles H. Cannon, Jr.	Ronald D. Mambu	Torbjörn Arvidsson	Juan C. Podestá	John Lee
Life Insurance	2,769	2,255	0	2,273	368
Matching Contributions to Qualified Savings Plan and Non-Qualified Savings Plan	43,286	22,862	268,920	26,130	5,333
Accrued Dividend Equivalent Rights	18,130	6,797	4,536	4,536	2,376

(4)	The amounts reported as salary, non-equity incentive compensation and all other compensation that are reported for Mr. Arvidsson were paid in Swedish Krona. These amounts were converted into U.S. dollars in the Summary Compensation Table. These amounts were translated into U.S. dollars at the average exchange rate for each month. Mr. Arvidsson received a base salary increase effective May 1, 2008, resulting in a different average for the periods before and after May 1, 2008.

(5)	Mr. Arvidsson’s International Savings Plan investments decreased by $20,382 during 2008, the value of his U.S. Pension Plan investments decreased by $3,466 and the value of his Swedish Pension Plan investments decreased by $95,124 (in U.S. dollar equivalents) during 2008, resulting in a net negative change in the value of his Pension and Non-Qualified Deferred Compensation Earnings. In accordance with SEC regulations, this decrease in value is not reported in columns (h) or (j) of the Summary Compensation Table.

(6)	Represents the amount of a signing bonus paid to Mr. Lee at the beginning of his employment with us, excluding a $125,000 incremental deferred portion of that bonus paid in January 2009.

None of our named executive officers is a party to written or oral employment contracts with us. Accordingly, they remain employed at our will. For a description of the material terms of their compensation arrangements, which include base salary, annual non-equity incentive bonus, equity compensation awards, matching contributions to retirement savings plans, pension benefits and perquisites, and severance and change in control benefits, see “Compensation Discussion and Analysis” above. Performance targets for performance-based equity awards considered by the Compensation Committee are also quantified in “Compensation Discussion and Analysis” above. Based on the fair value of equity awards granted to the named executive officers in 2008 and the base salary and annual non-equity incentive compensation award of the named executive officers for 2008, base salary and annual non-equity incentive compensation awards together accounted for approximately 42% of the total base pay, annual non-equity incentive and equity compensation paid to named executive officers for 2008. Because the Grants of Plan Based Awards Table below reflects the value of certain equity awards based on SFAS 123(R) value rather than the grant date fair value, these percentages may not be able to be derived using the amounts reflected in the table.

Grants of Plan-Based Awards Table

Shown below is information with respect to plan-based awards made in 2008 to each named executive officer.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (2)(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Charles H. Cannon, Jr.	8/7/08	0	357,037	964,064				94,240	0	0	1,129,938
	8/7/08				0	94,240	188,480				1,163,836

Ronald D. Mambu	8/7/08	0	145,634	393,212				26,800	0	0	321,332
	8/7/08				0	26,800	53,600				330,972

Torbjörn Arvidsson	8/7/08	0	207,533	562,226				20,144	0	0	241,527
	8/7/08				0	20,144	40,288				248,772

Juan C. Podestá	8/7/08	0	154,115	417,512				20,144	0	0	241,527
	8/7//08				0	20,144	40,288				248,772

John Lee	8/7/08	0	73,333	198,667				22,052	0	0	264,403
	8/7/08				0	22,052	44,104				272,336
	8/15/08							11,844			132,625

(1)	The amounts shown in column (i) reflect the number of shares of stock subject to time-based vesting requirements granted to each of our named executive officers in 2008 pursuant to our Incentive Compensation Plan.

(2)	The amounts in column (l) reflect the full grant date fair value calculated in accordance with SFAS 123(R) of awards of restricted stock to our named executive officers pursuant to our Incentive Compensation Plan in 2008. Generally, the full grant date fair value is the amount that would be expensed in our financial statements over the award’s vesting schedule. Assumptions used in the calculation of these amounts are described in note (10) to our audited consolidated and combined financial statements for the fiscal year ended December 31, 2008 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 11, 2009.

(3)	The second award amount in column (l) represents the full grant date fair value of shares subject to performance-based conditions assuming achievement of target performance.

We did not make any grants of stock options or stock appreciation rights in 2008 under the Incentive Compensation Plan for services rendered during 2008 to any of the named executive officers. For a description of the material terms of the restricted stock awards, including the vesting schedules, dividend equivalent rights, and a description of the performance targets and potential award amounts for those restricted shares subject to performance-based conditions, see the descriptions set forth in “Compensation Discussion and Analysis” above.

Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards						Stock Awards (5)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Charles H. Cannon, Jr.	21,303	(1)	0	0	$2.96	2/19/2014	395,202	3,841,630	0	0
Ronald D. Mambu	0		0	0	-	-	140,964	1,406,279	0	0
Torbjörn Arvidsson	0		0	0	-	-	101,381	1,076,293	0	0
Juan C. Podestá	0		0	0	-	-	101,381	1,076,293	0	0
John Lee	0		0	0	-	-	56,650	462,831	0	0

(1)	Options originally issued to Mr. Cannon by FMC Technologies, which were converted into options to acquire shares of our Common Stock at the time of the spin-off. See “Compensation Discussion and Analysis—Non-Qualified Stock Options” above for more information regarding the conversion of these options.

(2)	Includes shares of unvested restricted stock of FMC Technologies held by our named executive officers on December 31, 2008 totaling 39,134 shares for Mr. Cannon; 16,258 shares for Mr. Mambu; 15,837 shares for Mr. Arvidsson; and 15,837 shares for Mr. Podestá.

(3)	Includes the market value of shares of unvested restricted stock of FMC Technologies held by our named executive officers on December 31, 2008 totaling $932,556 for Mr. Cannon; $387,436 for Mr. Mambu; $377,399 for Mr. Arvidsson; and $377,399 for Mr. Podestá.

(4)	The market value of shares of our restricted stock that had not vested as of December 31, 2008 is calculated using $8.17, the closing price of our Common Stock on December 31, 2008, the last trading day of 2008, and the market value of shares of FMC Technologies restricted stock that had not vested as of December 31, 2008 is calculated using $23.83, the closing price of FMC Technologies’ common stock on December 31, 2008. The full grant date fair value of the awards under SFAS 123R is $4,445,269 for Mr. Cannon; $1,560,356 for Mr. Mambu; $1,193,201 for Mr. Arvidsson ; $1,193,201 for Mr. Podestá; and $673,968 for Mr. Lee.

(5)	The outstanding restricted stock awards presented above include awards in the amounts and with the vesting dates in the table below:

Executive Officer	Restricted Stock Grant Date	Restricted Stock Grant	Restricted Stock Vesting Date
Charles H. Cannon, Jr.	FMC Technologies
	2/21/2006 2/21/2006	21,327.46 17,806.23	1/2/2009 1/2/2009

JBT Corporation
	2/20/2007* 2/20/2007* 8/7/2008 8/7/2008	54,920.29 109,840.58 94,240.00 97,067.00	1/2/2010 1/2/2010 1/2/2011 1/2/2011

Ronald D. Mambu	FMC Technologies
	2/21/2006 2/21/2006	8,859.94 7,398.38	1/2/2009 1/2/2009

JBT Corporation
	2/20/2007* 2/20/2007* 8/7/2008 8/7/2008	23,433.79 46,867.59 26,800.00 27,604.00	1/2/2010 1/2/2010 1/2/2011 1/2/2011

Torbjörn Arvidsson	FMC Technologies
	2/21/2006	15,837.12	1/2/2009

JBT Corporation
	2/20/2007* 8/7/2008 8/7/2008	44,652.03 20,144.00 20,748.00	1/2/2010 1/2/2011 1/2/2011

Juan C. Podestá	FMC Technologies
	2/21/2006	15,837.12	1/2/2009

JBT Corporation
	2/20/2007* 8/7/2008 8/7/2008	44,652.03 20,144.00 20,748.00	1/2/2010 1/2/2011 1/2/2011

John Lee	JBT Corporation
	8/7/2008 8/7/2008 8/15/2008	22,052.00 22,714.00 11,884.00	1/2/2011 1/2/2011 1/2/2010

*	Represents restricted stock awards originally issued by FMC Technologies that were converted into shares of our restricted stock at the time of the spin-off. See “Compensation Discussion and Analysis—Time-Based Restricted Stock Grants” above for more information regarding the conversion of these awards.

Option Exercises and Stock Vested Table

All of the named executive officer option exercises and restricted stock vesting that are reported in the table below (and the corresponding value realized) represent options and restricted shares of FMC Technologies. None of the named executive officers exercised options to acquire our Common Stock or acquired shares of our Common Stock on vesting of restricted stock awards during 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)

Charles H. Cannon, Jr.	31,590	1,639,242	37,971	2,063,714
Ronald D. Mambu	38,712	1,770,915	18,954	1,030,140
Torbjörn Arvidsson	48,543	2,415,187	15,184	825,257
Juan C. Podestá	0	0	19,860	1,079,358
John Lee	0	0	0	0

Pension Benefits Table

The table below shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer, under each of our pension plans determined using interest rate and mortality rate assumptions consistent with those used in our financial statements. Credited years of service for each of the named executive officers under the pension plans include years of service with our predecessor. The U.S. Pension Plan and the Swedish Pension Program values are the present value of accrued benefits at the first retirement date for unreduced benefits. The Non-Qualified Pension Plan value is the present value at December 31, 2008 of the lump sum payable at the first retirement date for unreduced benefits.

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)		(d)	(e)

Charles H. Cannon, Jr.	U.S. Pension Plan	26.75		617,970	0

	Non-Qualified Pension Plan	26.75		2,773,644	0

Ronald D. Mambu	U.S. Pension Plan	34.75		943,475	0

	Non-Qualified Pension Plan	34.75		1,473,023	0

Torbjörn Arvidsson	U.S. Pension Plan	1.6	(2)	40,838	0

	Swedish Pension Plan	23.3		9,163	0

	Non-Qualified Pension Plan	-		0	0

Juan C. Podestá	U.S. Pension Plan	19.5		468,058	0

	Non-Qualified Pension Plan	19.5		751,641	0

John Lee	U.S. Pension Plan	.4		7,146	0

	Non-Qualified Pension Plan	.4		17,768	0

(1)	The present value of accumulated benefit as of December 31, 2008 reflects:

•	The sum of the present value of the U.S. Pension Plan benefit accrued through December 31, 2008 plus the present value of the Non-Qualified Pension Plan benefit accrued through December 31, 2008.

•

The present value of the U.S. Pension Plan benefit was calculated as the amount payable at the first unreduced age using December 31, 2008 FAS87 disclosure assumptions (6.3%) and reflecting discounting of present value back to December 31, 2008 using FAS87 interest only (6.3%).

•

The present value of the Non-Qualified Pension Plan benefit was calculated as the amount payable at the first unreduced age using December 31, 2008 FAS87 lump sum assumptions (4.0%) and reflecting discounting of present value back to December 31, 2008 using FAS97 interest only (6.2%).

•	Unreduced benefits are first available at age 62 (assuming continued employment with us at that time).

(2)	Mr. Arvidsson’s number of years of credit service for the U.S. Pension Plan represents the period of time he worked in the United States.

Pension Benefit Formula

Our U.S. Pension Plan is a defined benefit plan that provides eligible employees having five or more years of service a pension benefit for retirement. Years of credited service and final average yearly earnings are used to calculate the pension benefit. The final average yearly earnings are based on the highest 60 consecutive months out of the final 120 months of compensation. The normal annual retirement benefit is the product of (a) and (b) below:

(a)	the sum of:

•

the sum of (1) 1% of the participant’s final average yearly earnings up to the Social Security Covered Compensation Base (defined as the average of the maximum Social Security taxable wages bases for the 35-year period ending in the year in which Social Security retirement age is reached) plus (2) 1.5% of the participant’s final average yearly earnings in excess of the Social Security covered compensation base multiplied by the participant’s expected years of credited service at age 65 up to 35 years of credited service; and

•	1.5% of the participant’s final average yearly earnings multiplied by the participant’s expected years of credited service at age 65 in excess of 35 years of credited service.

(b)	the ratio of actual years of credited service to expected years of credited service at age 65.

The U.S. Pension Plan defines “normal retirement age” as 65 with an unreduced early retirement benefit payable at age 62. All of the named executive officers except for Mr. Lee are currently eligible for benefits under our U.S. Pension Plan. Eligibility under the U.S. Pension Plan terminates upon death or upon payment of the participant’s entire vested benefit. Additionally, each of the named executive officers other than Mr. Lee was an employee of our former parent and predecessor, FMC Technologies, and its former parent and predecessor, FMC Corporation. When we were established as a separate company in July 2008, our employees who were formerly employed by FMC Technologies received the benefit for years of credited service under FMC Technologies’ defined pension benefit plan. Our employees who were also formerly employed by FMC Corporation received the benefit for years of credited service under FMC Corporation’s defined pension benefit plan when FMC Technologies was established as a separate company by FMC Corporation.

Early Retirement

The U.S. Pension Plan’s “early retirement date” is the participant’s 55th birthday in the case of a participant who became a participant in FMC Corporation’s pension plan before January 1, 1984. All Participants in our U.S. Pension Plan who were hired on or after January 1, 1984 (by either of our predecessors or by us) are eligible for early retirement on or after age 55 with ten years of service. Two of our named executive officers (Messrs. Cannon and Mambu) were participants in FMC Corporation’s defined benefit pension plan before January 1, 1984. Messrs. Cannon, Mambu, Podestá and Arvidsson are age 55 or older and are eligible to receive early retirement benefits under the U.S. Pension Plan.

A participant in the U.S. Pension Plan who retires on or after their “early retirement date” is entitled to receive the early retirement benefit, which is equal to the normal retirement benefit reduced by 1/3 of 1% for each month by which the commencement of the participant’s early retirement benefit precedes the participant’s 62nd birthday. A participant in the U.S. Pension Plan whose employment terminates prior to their “early retirement date” is entitled to receive an early retirement benefit payable after the attainment of age 55, which is equal to the normal retirement benefit reduced by 1/2 of 1% for each month by which the commencement of the participant’s early retirement benefit precedes the participant’s 65th birthday.

Payment of Pension Benefit

The normal retirement benefit is an individual life annuity for single retirees and 50% joint and survivor annuity for married retirees. The U.S. Pension Plan also provides for a variety of other methods for receiving pension benefits such as 100% joint and survivor annuities, level income and lump sum for benefits with lump sum values of $5,000 or less. The levels of annuities are actuarially determined based on the age of the participant and the age of the participant’s spouse for joint and survivor annuities. The U.S. Pension Plan also provides a 75% joint and survivor option as required by the Pension Protection Act of 2006. The actuarial reduction for a participant and spouse who are both age 62 is 7.9% from the normal retirement benefit for the 50% joint and survivor annuity and 14.7% from the normal retirement benefit for the 100% joint and survivor annuity. The level income annuity pays increased benefits to the retiree until Social Security benefits begin at age 62 and reduces the benefit after age 62 so that the total of the retirement benefit and Social Security benefits is approximately equal before and after age 62.

Eligible Earnings

Eligible earnings under the U.S. Pension Plan for our named executive officers include the base salary and annual non-equity incentive compensation paid by us or our predecessor companies to the executives for each plan year in which they were eligible to participate in the plan. Equity compensation, such as restricted stock and stock option awards, and deferrals to the Non-Qualified Savings Plan, are not included. The Internal Revenue Service limits the annual amount of earnings that may be taken into account for the U.S. Pension Plan to remain qualified under the Internal Revenue Code. Mr. Arvidsson’s U.S. Pension Plan benefit was generated on the basis of his earnings in 1999 and 2000, the only plan years during which he was employed in the United States and he had eligibility under the Plan. Since all our presently eligible named executive officer’s eligible earnings exceed that limitation, the eligible earnings for each of the named executive officers presently eligible to earn additional benefits under the U.S. Pension Plan is the same amount, $230,000 in 2008.

The U.S. Pension Plan limits annual pension benefits to Internal Revenue Service requirements for tax-qualified retirement savings plans. This amount was $185,000 in 2008.

Non-Qualified Pension Plan

JBT Corporation.  We have also established a Non-Qualified Pension Plan that permits employees to obtain a “mirror” pension benefit under a non-qualified retirement plan for benefits limited under the U.S. Pension Plan for (1) limitations due to the Internal Revenue Service maximum annual pension benefit limit, (2) earnings that exceed the Internal Revenue Service limitations on earnings eligible for the tax-qualified Pension Plan, and (3) deferred compensation not included in the pensionable earnings definition in the U.S. Pension Plan.

FMC Technologies.  For amounts accrued under FMC Technologies’ non-qualified pension plan for our named executive officers, either a lump sum distribution or monthly payments over a five-year period will be permitted. Lump sum distributions will be paid no sooner than six months after termination of employment for “key employees” as defined by the Internal Revenue Code. All of our named executive officers are key employees. The distribution election may not be changed within 12 months of termination or retirement. Changes made prior to the 12 month requirement can result in deferral of participant’s distribution for an additional five years.

Non-Qualified Deferred Compensation Table

Pursuant to our Non-Qualified Savings Plan, certain of our employees, including our named executive officers (excluding Mr. Arvidsson), may defer between 1% and 100% of base salary and annual non-equity incentive compensation. Mr. Arvidsson is eligible to participate in the International Savings Plan and may defer up to 75% of base salary and annual non-equity incentive compensation. Deferral elections for our Non-Qualified Savings Plan are made by eligible employees in November or December of each year for base salary and annual non-equity incentive compensation amounts earned in the following year. The investment options for our Non-Qualified Savings Plan and our International Savings Plan are publicly available mutual funds. We make matching contributions in the same investment allocations that the participant selects for his or her contributions to our Non-Qualified Savings Plan. Participants in the International Savings Plan can change their deferral elections throughout the year.

The contributions made by our named executive officers to the Non-Qualified Savings Plans and the International Savings Plans of FMC Technologies and JBT Corporation in 2008, together with matching contributions or other allocations to the Non-Qualified Savings Plans and the Swedish Pension Plans defined contribution benefit, earnings made on plan balances, any withdrawals or distributions, and the year-end balances in each of these plans were as follows.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(4)
(a)	(b)	(c)	(d)	(e)	(f)

Charles H. Cannon, Jr.	32,408	31,786	(378,928)	0	987,840
Ronald D. Mambu	19,282	11,172	(75,161)	0	424,536
Torbjörn Arvidsson	0	268,920	(96,334)	0	1,547,467
	0	0	(20,382)	0	22,009
Juan C. Podestá	14,670	14,630	(210,815)	0	436,505
John Lee	0	0	0	0	0

(1)	All of the named executive officers’ contributions reported in column (b) are included in salary and non-equity incentive plan compensation reported for the named executive officers in the Summary Compensation Table above.

(2)	All of the contributions made by us (and FMC Technologies prior to the spin-off) for our named executive officers reported in column (c) are included in “All Other Compensation” for the executive officers in the Summary Compensation Table above. Amounts included in column (c) do not include 401(k) plan contributions.

(3)	Aggregate earnings are expressed as negative numbers, representing a decrease in the value of investments in each of the named executive officers’ plans during the fiscal year ended December 31, 2008.

(4)	The portion of the Aggregate Balance at Last Fiscal Year End reported in the summary compensation table appearing in FMC Technologies’ proxy statements for the fiscal years prior to the year ended December 31, 2008 for Mr. Cannon was $1,302,574. None of our other named executive officers was a named executive officer in FMC Technologies’ proxy statements in prior years.

Potential Payments Upon Termination

The compensation benefits that are payable to each of our named executive officers in the event of a voluntary termination will be the same as those available to all of our other salaried employees. In the event of the disability, retirement, involuntary not-for-cause termination or a change-in-control, our named executive officers will receive additional compensation benefits as described below. In the event of the death of a named executive officer, such officer’s estate will be entitled to receive the benefits described below. Termination payments and change-in-control payments will be mutually exclusive and our named executive officers will not be entitled to receive both forms of payments under any circumstances.

Payments in the Event of Death, Disability or Retirement

In the event of the death or disability of a named executive officer during active employment with us, all outstanding equity awards will vest on the first business day following death or disability. This same death or disability benefit will exist for any of our employees who hold an unvested equity award at the time of their death or disability. In the event of the retirement of any of our named executive officers after reaching the age of 62, all outstanding equity awards will be retained and will vest in accordance with their pre-retirement normal vesting schedule. The following table shows the value to each of our named executive officers should any of these events have occurred on December 31, 2008 under our plans, policies and agreements.

Executive Benefits and Payments in the Event of Death, Disability or Retirement on December 31, 2008

	Charles H. Cannon, Jr.	Ronald D. Mambu	Torbjörn Arvidsson	Juan C. Podestá	John Lee
Long-Term Incentive Compensation ($)(1)
Performance-Based Restricted Stock	2,091,661	778,168	164,576	164,576	180,165
Stock Options/SARs(2)
Unvested and Accelerated	0	0	0	0	0
Restricted Stock(2)	1,726,873	621,543	906,782	906,782	277,257
Unvested and Accelerated
Total ($)	3,818,534	1,399,711	1,071,358	1,071,358	457,422

(1)	Represents the value of unvested equity awards that may be retained until their normal vesting date in the case of retirement at age 62. Retirement will not result in accelerated vesting.

(2)	A portion of the total value of the stock options and restricted stock shown above resulting from accelerated vesting upon death or disability on December 31, 2008 would have vested without accelerating on January 2, 2009, the awards’ normal vesting date, pursuant to the terms of those awards which were granted on February 21, 2006. That portion of the value is: Mr. Cannon, $932,556; Mr. Mambu, $387,436; Mr. Arvidsson, $377,399; and Mr. Podestá, $377,399.

Payments Made in an Involuntary Termination

Our named executive officers will receive payments pursuant to our executive severance plan described in “Compensation Discussion and Analysis—General Executive Severance Benefits” above in the event their employment is terminated by us for reasons other than cause or a change-in-control. This plan will provide certain enhanced benefits to our executive officers in addition to those provided under our general severance plan for all of our non-union employees. These include:

•	a severance payment equal to 15 months of base pay and target annual non-equity incentive compensation;

•	pro rata payment of annual non-equity incentive compensation at target amount through termination date;

•	continuing medical and dental benefits for the executive, their spouse and dependents for the severance period of 15 months at employee premiums;

•	outplacement assistance;

•	financial planning and tax preparation assistance for last calendar year of employment; and

•	accelerated vesting of unvested options and restricted stock grants at the discretion of management.

Benefits under our executive severance plan will be contingent upon continuing compliance by the terminated executive with non-disclosure, non-compete and non-solicitation covenants.

The amounts shown in the table below are calculated using the assumption that an involuntary not for cause termination was effective as of December 31, 2008, and as a result are based on amounts earned through such time and are only estimates of amounts which would be paid out to our named executive officers in the event of such a termination under our executive severance plan. The actual amounts that would be paid out if such a termination were to occur can only be determined at the time of such executive officer’s actual termination and would be subject to their current salaries and benefit at such time.

Executive Benefits and Payments for Involuntary Termination Occurring on December 31, 2008

	Charles H. Cannon Jr.	Ronald D. Mambu	Torbjörn Arvidsson	Juan C. Podestá	John Lee
Compensation ($)
Severance Payment	1,387,500	650,000	730,709	552,244	620,000
Pro-Rated Target Annual Non-Equity Incentive Compensation	357,037	145,634	207,533	154,115	73,333
Benefits and Perquisites ($)
Medical and Dental Benefit (1)	7,523	7,305	0	10,821	10,151
Financial Planning and Tax Preparation Assistance	14,201	12,273	12,273	12,273	12,273
Outplacement Services	90,000	40,692	56,571	41,309	41,309
Total ($)	1,856,261	855,904	1,007,086	770,762	757,066

(1)	Assumes no change in current premium cost paid by such named executive officer for medical and dental benefits.

In the event of an involuntary termination, the treatment of an executive officer’s outstanding equity awards is at the discretion of our Chief Executive Officer and Compensation Committee. An executive officer may be permitted to retain all or a portion of these awards subject to their existing vesting schedule. For the valuation of these awards at December 31, 2008, see the Outstanding Equity Awards at Fiscal Year-End Table above.

Potential Payments Upon Change-in-Control

We entered into change-in-control agreements with each of our named executive officers pursuant to which in the event of both a qualifying change-in-control and a qualifying adverse change in employment circumstances, each of our named executive officers will be entitled to the following benefits:

•	a multiple of their annual base pay (three times for Mr. Cannon and two times for each of our other named executive officers) and the same multiple of the greater of the executive’s annual target annual non-equity incentive compensation or the average of the actual annual non-equity incentive compensation paid to the executive in the prior two years;

•	a pro rata payment equal to the amount of the executive’s annual target non-equity incentive compensation for the year the executive is terminated;

•	accrued but unpaid base salary and unused and accrued vacation pay;

•

additional age and service credit for purposes of benefit determination in our Non-Qualified Pension Plan (three years for Mr. Cannon and two years for each of our other named executive officers other than Mr. Arvidsson, who is not eligible for the Non-Qualified Pension Plan);

•

medical, dental, life, accidental death and dismemberment insurance and long-term disability insurance coverage for eighteen months for the executive and the executive’s spouse and dependents, provided the executive continues to pay employee premiums for such insurance coverage then in effect;

•

executive officers subject to an excise tax on benefits received under the change-in-control agreement will be reimbursed for such taxes (fully for Mr. Cannon and to a more limited extent for our other named executive officers);

•	reimbursement for the costs of all outplacement services obtained by the executive within two years of the termination date (limited to 15% of the executive’s base salary on termination); and

•

reimbursement for legal fees and other litigation costs incurred in good faith by an executive officer as a result of our refusal to provide severance benefits under the change-in-control agreement, contesting the enforceability or validity of the agreement or as a result of conflicts in the interpretation of its requirements.

The severance payment will be required to be paid in a single lump sum payment no later than 30 days after the date of termination.

If a named executive officer’s employment is terminated due to a disability subsequent to a change-in-control, the executive will receive base salary through the effective date of termination and any disability benefits payable to the executive under our short and long term disability programs, but will not be entitled to the severance benefits under the change-in-control agreement. Our named executive officer’s disability benefits will be the same as are available to all other employees under our disability benefit plans.

If a named executive officer’s employment is terminated due to death subsequent to a change-in-control, the benefits paid to the executive’s estate will be determined under our retirement, survivor’s benefits, insurance and other programs, but the executive officer’s estate will not be entitled to severance benefits under the change-in-control agreement.

Our named executive officers will not be obligated to seek other employment in mitigation of amounts payable under the change-in-control agreements, and their subsequent re-employment will not impact our obligation to make the severance payments provided for under the change-in-control agreements provided the executive’s employment does not violate any non-compete obligation under the change-in-control agreement.

Our named executive officers who receive severance benefits under change-in-control agreements will not be entitled to receive additional severance benefits under our general executive severance plan described above under “Potential Payments Made Upon Termination” and in “Compensation Discussion and Analysis—General Executive Severance Benefits.”

Under our change-in-control agreements, our named executive officers will be entitled to payments and other benefits upon the occurrence of any of the following “change-in-control” events, provided a “qualifying termination” occurs. A “change in control” means either a “change in ownership,” a “change in effective control,” or a “change of a substantial portion of assets,” as defined below:

•

a “change in ownership” of JBT Corporation occurs when any one person or certain types of groups of persons first acquires ownership of stock of JBT Corporation that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of JBT Corporation;

•	a “change in effective control” of JBT Corporation occurs when either:

(i) any one person or certain types of groups of persons acquires (or has acquired during a twelve month period) ownership of stock of JBT Corporation possessing 30% or more of the total voting power of the stock of JBT Corporation; or

(ii) a majority of the members of our Board of Directors is replaced during any twelve month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of such appointment or election.

A “change in effective control” will have occurred only if an executive officer party to a change-in-control agreement with us is employed by us on the date of the “change in effective control” or we are liable for the payment of benefits under such executive officer’s change-in-control agreement and no other corporation is a majority shareholder of JBT Corporation.

•

a “change of ownership of a substantial portion of assets” of JBT Corporation occurs when any one person or certain groups of persons acquires (or has acquired during a twelve month period) assets from JBT Corporation that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of JBT Corporation immediately prior to such acquisition or acquisitions.

If any person or more than one person acting as a group is considered to effectively control JBT Corporation, the acquisition of additional control of JBT Corporation by the same person or group of persons is not considered to cause either a “change in ownership” or a “change in effective control” of JBT Corporation.

In addition, there is no “change in control” when there is a transfer to an entity that is controlled by the shareholders of JBT Corporation immediately after the transfer. A transfer of assets by JBT Corporation is not treated as a “change in ownership of a substantial portion of assets” if the assets are transferred to:

1.	a shareholder of JBT Corporation (immediately before the asset transfer) in exchange for or with respect to its stock;

2.	an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by JBT Corporation;

3.	a person or certain groups of persons that owns, directly or indirectly, 50% or more of the total value or voting power of all of the outstanding stock of JBT Corporation; or

4.	an entity at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (iii) above.

A “qualifying termination” includes (a) an involuntary termination of one of our named executive officer’s employment for reasons other than “cause,” disability or death; within 24 months of the change-in-control, (b) a voluntary termination by the named executive officer for “good reason” within 24 months of the change-in-control or (c) we breach or any successor breaches any of the provisions of the change-in-control agreement.

Under the change-in-control agreements, a named executive officer will be considered terminated for “cause” for:

•

willful and continued failure to substantially perform the executive officer’s employment duties in any material respect (other than any such failure resulting from physical or mental incapacity or occurring after an executive officer has provided notification to us of a voluntary termination for a “good reason”) after proper written notification has been provided to the executive officer and the executive officer fails to resume substantial performance of the executive officer’s duties on a continuous basis within 30 days of receipt of such notice;

•

willfully engaging in conduct which breaches a non-competition, non-solicitation and confidentiality covenant or in any other conduct which is demonstrably and materially injurious to us or an affiliate; or

•	conviction for, or pleading guilty or not contesting, a felony charge under federal or state law.

A named executive officer’s voluntary termination will be considered to be for “good reason” for purposes of the change-in-control agreements if, without the executive’s express written consent, any one or more of the following events occurs:

•

assignment to duties materially inconsistent with the executive officer’s authorities, duties, responsibilities, and status (including, without limitation, offices, titles and reporting requirements) as our employee, or a reduction or alteration in the nature or status of the executive’s authorities, duties, or responsibilities from the greatest of (i) those in effect on the effective date of the change-in-control agreement; (ii) those in effect during the fiscal year immediately preceding the year of the change-in-control; and (iii) those in effect immediately preceding the change-in-control;

•

requiring the executive officer to be based at a location which is at least 50 miles further from the executive’s then current primary residence than is such residence from the office where the executive is located at the time of the change-in-control, except for required travel on our business to an extent substantially consistent with the executive officer’s business obligations as of the effective date of such executive’s change-in-control agreement or as the same may have been subsequently changed prior to a change-in-control;

•	a material reduction of the executive officer’s base salary as in effect on the effective date of the change-in-control agreement or as the same may have been subsequently increased;

•

a material reduction in the executive officer’s level of participation in any of our short-term and/or long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or arrangements in which the executive officer participates from the greatest of the levels in place: (i) on the effective date of the change-in-control agreement; (ii) during the fiscal year immediately preceding the fiscal year of the change-in-control; and (iii) on the date immediately preceding the date of the change-in-control; or

•	our failure to obtain a satisfactory agreement from any successor to assume our obligations under the change-in-control agreement.

The existence of “good reason” for a voluntary termination will not be affected by an executive officer’s temporary incapacity due to physical or mental illness not constituting a disability. The executive officer’s continued employment will not constitute a waiver of the executive’s rights with respect to any circumstance constituting “good reason.”

The amounts shown in the table below are calculated using the assumption that a change-in-control and qualifying termination was effective under the change-in-control agreements as of December 31, 2008, and as a result are based on amounts earned through such time and are only estimates of the amounts which would be paid out to our named executive officers in the event of such a termination under the change-in-control agreements. The actual amounts that would be paid out if such a termination were to occur can only be determined at the time of such executive officer’s actual termination and would be subject to their salaries, incentives and other benefits at that time. Following a change-in-control, if a named executive officer is terminated either: (a) by us for “cause” or (b) by the executive officer (other than for retirement, “good reason” or other circumstances that constitute a “qualifying termination”) we will pay the executive an amount equal to the executive’s accrued and unpaid base salary, accrued and unused vacation and any other amounts the executive is entitled to receive under pension and other benefit plans.

Executive Benefits and Payments for Change-in-Control Termination Occurring on December 31, 2008

	Charles H. Cannon, Jr.	Ronald D. Mambu	Torbjörn Arvidson	Juan C. Podestá	John Lee

Compensation ($)
Base Salary Multiple(1)	1,800,000	650,000	764,450	570,058	640,000
Annual Non-Equity Incentive Bonus Multiple	1,435,956	414,968	629,653	449,897	352,000
Pro-Rated Annual Target Non-Equity Incentive Compensation	357,037	145,634	207,533	154,115	73,333
Long-Term Incentive Compensation
Performance-Based Restricted Stock	2,091,661	778,168	164,576	164,576	180,165
Stock Options/SARs
Unvested and Accelerated	0	0	0	0	0
Restricted Stock(2)
Unvested and Accelerated	1,726,873	621,543	906,782	906,782	277,257
Benefits and Perquisites ($)
Value of Additional Years of Age and Service Credit for Non-Qualified Pension Plan(3)	961,885	259,198	0	192,087	0
Medical, Dental, Life Insurance and Disability Benefits(4)	13,055	12,149	0	16,395	12,733
Outplacement Services	90,000	48,750	57,334	42,754	48,000
280G Tax Gross-up	0	0	0	0	0
Total ($)	8,476,467	2,930,410	2,730,328	2,496,664	1,583,488

(1)	The base salary multiples reflect the terms of these officers’ change-in-control agreements as of December 31, 2008.

(2)	A portion of the total value of the restricted stock shown above resulting from accelerated vesting upon a change-in-control taking place on December 31, 2008 would have vested without accelerating on January 2, 2009, the awards’ normal vesting date, pursuant to the terms of those awards which were granted on February 21, 2006. That portion of the value is: Mr. Cannon, $932,556; Mr. Mambu, $387,436; Mr. Arvidsson, $377,399; and Mr. Podestá, $377,399.

(3)	The amount representing the value of additional years of age and service credit for our Non-Qualified Pension Plan is based on the assumptions of a lump sum payment calculated as the present value of benefits immediately payable on December 31, 2008, reduced by our Non-Qualified Pension Plan’s early retirement factor using the named executive officer’s age at December 31, 2008 plus the additional years of credited service granted under the change-in-control agreement to each officer. Mr. Arvidsson is not eligible to participate in the Non-Qualified Pension Plan.

(4)	Assumes no change in current premium cost paid for such named executive officer’s medical, dental, life insurance and disability benefits.

VIII.  Other Matters

(a)	Section 16(a) Beneficial Ownership Reporting Compliance

We have undertaken responsibility for preparing and filing the stock ownership forms required under Section 16(a) of the Securities Exchange Act of 1934 on behalf of our officers and directors. Based on a review of forms filed and information provided by our officers and directors to us, we believe that all Section 16(a) reporting requirements were fully met during 2008.

(b)	Audit Committee Report

The Audit Committee Report that follows shall not be deemed to be incorporated by reference into any filing made by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this Proxy Statement by reference, except to the extent we incorporate this Report by specific reference.

The Audit Committee of the Board of Directors has:

•	Reviewed and discussed the audited financial statements with management;

•	Discussed with KPMG LLP, our independent public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61; and

•	Received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, and has discussed with KPMG LLP its independence.

In reliance upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2008.

The preceding report has been furnished by the following members of the Audit Committee:

James E. Goodwin, Chairman

C. Maury Devine

Alan D. Feldman

(c)	Relationship with Independent Public Accountants

KPMG LLP has served as our independent public accountants since our inception in July 2008. Our management expects to recommend to the Audit Committee of the Board of Directors at its meeting on May 7, 2009 the approval of KPMG LLP, subject to a satisfactory agreement on fees, as the independent auditors for us for the fiscal year ending December 31, 2009. For 2008, KPMG LLP’s fees were as follows:

2008 ($, in thousands)
Audit Fees(1)	1,730
Audit Related Fees(2)	0
Tax Fees(3)	84
All Other Fees(4)	0
Total	1,814

(1)	Audit Fees consist of fees for the annual audit of our consolidated financial statements, foreign statutory audits and reviews of interim financial statements in our Quarterly Reports on Form 10-Q.

(2)	Audit Related Fees are assurance and related services that are traditionally performed by the independent auditor.

(3)	Tax Fees consist of fees for compliance, consultation and planning with respect to various corporate tax matters.

(4)	All Other Fees include fees for tax services for expatriates and miscellaneous services.

The Audit Committee of the Board of Directors considered the effect of KPMG LLP’s non-audit services in assessing the independence of such accountants and concluded that the provision of such services by KPMG LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

The Audit Committee of the Board of Directors reviews all relationships between KPMG LLP and us, including the provision of non-audit services which have an increased potential of impairing the auditor’s independence. The Audit Committee pre-approved all audit and non-audit services provided by KPMG LLP summarized in the table above during 2008 with the exception of a tax fee engagement for a small foreign subsidiary. Fees for this engagement totaled $44,000. The Audit Committee subsequently approved this item noting that the engagement was permitted pursuant to the independence standards established by the Public Company Accounting Oversight Board (PCAOB) and the Securities and Exchange Commission, and did not impair the independence of KPMG LLP as our independent public accountants.

We have been advised by KPMG LLP that it will have a representative in attendance at the Annual Meeting. The representative will have an opportunity to make a statement if he or she desires and also will be available to respond to appropriate questions.

(d)	Code of Ethics

Our Code of Business Conduct and Ethics, which is applicable to all of our principal executive and financial officers and directors, may be found on the Investor Relations section of our website under Corporate Governance at www.jbtcorporation.com, and is also available in print (without charge) to any stockholder upon request. A request should be directed to our principal executive offices at 200 East Randolph Drive, Suite 6600, Chicago, Illinois 60601, Attention: Deputy General Counsel and Secretary. We have established a hotline for employees to report violations of the ethics policy or complaints regarding accounting and auditing practices on an anonymous basis. Reports of possible violations of financial or accounting policies made to the hotline are directed to our Director of Internal Audit and the chair of the Audit Committee.

(e)	Proposals for the 2010 Annual Meeting of Stockholders

Stockholders may make proposals to be considered at the 2010 Annual Meeting. To be included in the proxy statement and form of proxy for the 2010 Annual Meeting, stockholder proposals must be received not later than November 27, 2009, at our principal executive offices at 200 East Randolph Drive, Suite 6600, Chicago, Illinois 60601, Attention: Deputy General Counsel and Secretary.

To properly bring other business before the Annual Meeting, a stockholder must deliver written notice thereof, setting forth the information specified in our By-laws, to the Secretary at our principal executive offices not later than the 90th day nor earlier than the 120th day prior to the first anniversary of the preceding year’s Annual Meeting; provided, however, that such other business must otherwise be a proper matter for stockholder action. In the event that the date of the Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, however, a stockholder must deliver notice not earlier than the 120th day prior to such Annual Meeting and not later than the later of (a) the 90th day prior to such Annual Meeting and (b) the 10th day following the day on which we first make public announcement of the date of such meeting. To properly bring business before the 2010 Annual Meeting, we must receive notice at our principal executive offices no later than February 6, 2010. A copy of the full text of the By-Law provisions discussed above may be obtained by writing to the Deputy General Counsel and Secretary at 200 East Randolph Drive, Suite 6600, Chicago, Illinois 60601.

(f)	Stockholders Sharing an Address

In accordance with notices sent to beneficial owners of our Common Stock sharing a single address, we are sending only one notice of electronic availability or Annual Report and Proxy Statement to that address unless we receive contrary instructions from any beneficial owner at that address. This “householding” practice reduces our printing and postage costs. You may request a separate notice of electronic availability or the Annual Report and Proxy Statement, which will be forwarded to you without charge, by writing to the Deputy General Counsel and Secretary at 200 East Randolph Drive, Suite 6600, Chicago, Illinois 60601. If a beneficial owner at an address in which householding limited the mailings to one copy wishes to receive separate notices of electronic availability or Annual Reports or Proxy Statements this year or in the future, he or she may contact the bank, broker or other nominee that is the holder of record of that beneficial owner’s shares of Common Stock. If you and other stockholders of record with whom you share an address and last name are receiving multiple copies, you may also request householding by contacting Broadridge Financial Solutions, Inc., by mail at Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or by telephone at (800) 542-1061.

(g)	Expenses Relating to this Proxy Solicitation

We will pay all expenses relating to this proxy solicitation. In addition to this solicitation by mail, our officers, directors, and employees may solicit proxies by telephone or personal call without extra compensation for that activity. In accordance with the rules of the Securities and Exchange Commission and the New York Stock Exchange, we will also reimburse banks, brokers and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses in forwarding proxy material to beneficial owners of Common Stock and obtaining the proxies of those owners.

James L. Marvin

Deputy General Counsel and Secretary

JOHN BEAN TECHNOLOGIES CORPORATION

John Bean Technologies Corporation 200 East Randolph Drive Suite 6600 Chicago, Illinois 60601	Notice of Annual Meeting of Stockholders May 7, 2009 and Proxy Statement John Bean Technologies Corporation

JOHN BEAN TECHNOLOGIES CORPORATION 200 EAST RANDOLPH DRIVE, SUITE 6600 CHICAGO, IL 60601	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

JBEAN1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

JOHN BEAN TECHNOLOGIES CORPORATION.			For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote FOR each of the nominees for Director.			All	All	Except
Vote On Directors			☐	☐	☐
1.	Election of two Directors to serve in Class I for a term expiring in 2012 as set forth in the Proxy Statement
Nominees:
	01)	C. Maury Devine
	02)	James M. Ringler
Please mark, sign, date, and return the proxy card promptly using the enclosed envelope. Please sign exactly as name appears above.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

JOHN BEAN TECHNOLOGIES CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

MAY 7, 2009, OF 2:15 P.M.

ADMISSION TICKET

You must present this admission ticket in order to gain admittance to the meeting. This ticket admits only the shareowner(s) listed on the reverse side and is not transferable. If these shares are held in the name of a broker, trust, bank or other nominee, you should bring a proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

JBEAN2

PROXY

JOHN BEAN TECHNOLOGIES CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Charles H. Cannon, Jr., Ronald D. Mambu, Kenneth C. Dunn and James L. Marvin, and each of them, proxies for the undersigned, with full power of substitution, to vote in the manner indicated on the reverse side, and with discretionary authority as to any other matters that may properly come before the meeting, all shares of common stock of John Bean Technologies Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of John Bean Technologies Corporation to be held on May 7, 2009, at the JBT FoodTech Sandusky Facility, 1622 First Street, Sandusky, Ohio 44870 at 2:15 p.m. and any adjournment or postponement thereof. The matters to be voted upon are set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement.

THE UNDERSIGNED HEREBY REVOKES ANY PROXY HERETOFORE GIVEN AND ACKNOWLEDGES RECEIPT OF THE NOTICE AND PROXY STATEMENT FOR THE ANNUAL MEETING.

If no direction is made, this proxy will be voted FOR the director nominees as set forth in Proposal 1.

You are instructed to vote in the manner indicated on the reverse side, and with discretionary authority as to any other matters that may come before the meeting, all shares of common stock represented by participant's interest in the John Bean Technologies Corporation Stock Fund of the John Bean Technologies Corporation Savings and Investment Plan.

Unless otherwise instructed prior to May 3, 2009, the Trustee WILL VOTE these shares in the same manner and proportion as the number of shares for which the Trustee received instruction.

NOT VALID UNLESS DATED AND SIGNED ON REVERSE SIDE

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the director nominees as set forth in Proposal 1.